Exhibit 99.1

Exxon Mobil Corporation

Presentations and Q&A Session

Analyst Meeting

New York, NY

March 5, 2009

EXXON MOBIL CORPORATION ANALYST MEETING MARCH 5, 2009 New York, NY 9:00 a.m. ET

David Rosenthal (Vice President of Investor Relations and Secretary of the Corporation)

Good morning. My name is David Rosenthal. I am the Vice President of Investor Relations and Secretary of ExxonMobil, and I would like to welcome you to ExxonMobil’s 2009 Analyst Meeting.

As you know, safety is a top priority at ExxonMobil, so before we begin the formal agenda I would like to familiarize everybody with the safety procedures here at the New York Stock Exchange. There is an exit in the back of the room and one through the doors on my right. In the event that there is an emergency, New York Stock Exchange personnel will provide us with the instructions on how to respond. They will also in case of an evacuation direct us to the nearest exit. So please wait for instructions if this were to occur. I would also ask everyone to please ensure that your cell phones and BlackBerrys are turned off at this time.

Next I would like to draw your attention to the cautionary statement that you will find in the front of your presentation material. This statement contains information regarding today’s presentation and discussion. If you have not previously read this statement, I would ask that you do so at this time. I would also refer you to our website, ExxonMobil.com, for additional information on factors affecting future results as well as supplemental information defining key terms that will be used today.

Our review today will begin with Rex Tillerson’s remarks on the Corporation’s performance and strategies. Mark Albers will then present an overview of the Upstream business. Don Humphreys and Mike Dolan will follow with an overview of our Downstream business, and Mike Dolan will then present an overview of the Chemical business. We will then take a short break, after which Rex will have some closing comments; and then we will conduct a question-and-answer session. The meeting will end about noon.

It is now my pleasure to introduce our Chairman and CEO, Rex Tillerson.

Rex Tillerson (Chairman and CEO)

Thank you, David, and good morning, all. It is always nice to visit New York City and it’s always great to be at the center of capitalism here at the New York Stock Exchange. I do welcome all of you that have joined us today for our 2009 Analyst Meeting, whether you are here in person or you are listening by telephone or via the webcast.

I don’t think I have to tell anyone in here that 2008 was a unique and dramatic year in terms of commodity prices and global financial events. We saw significant changes in markets and in our industry. These dramatic changes over such a short period of time are a supreme test of a company’s business model. The question now becomes — who can be successful in these more challenging times?

ExxonMobil’s proven business model of disciplined investments, operational excellence, industry-leading returns, and superior cash flow served our shareholders well in 2008. Our business model, our disciplined approach, and our dedication to rigorous decision-making and long-term planning are key differences between ExxonMobil and many of our competitors.

Today I’m pleased to share with you our results for 2008; how we positioned ExxonMobil to help meet the world’s long-term growing need for energy; and why we expect to continue delivering long-term value for our shareholders.

Overall I am quite satisfied with our 2008 results. We delivered industry-leading safety performance, excellence in operations, and superior financial results in a period of significant market challenges. Our net income was a record for ExxonMobil at more than $45 billion. Our return on average capital employed, which we believe is an important metric for comparison, was an industry-leading 34%.

Cash flow from operations and asset sales was also a record at $66 billion. This allowed for distributions to shareholders through dividends and share purchases of more than $40 billion representing a 13% increase from 2007. Over the past five years alone, ExxonMobil has distributed almost $150 billion to our shareholders, demonstrating our ongoing commitment to maximize shareholder value.

We continued our robust, disciplined investment program in 2008, investing $26 billion in our business. Our financial strength and technical and operational expertise allow us to progress all opportunities that meet our investment criteria.

In 2008 as in the past, we again added more reserves than we produced. This marks the 15th consecutive year our reserve replacement rate has exceeded 100%.

Our total shareholder return was a negative 13%. To put this return in perspective, the S&P 500 had a return of negative 37% and our key competitors returned an average of a negative 29%. While I am not happy about a negative return, nor is a single year result a good way to measure long-term performance, I am pleased that ExxonMobil once again outperformed the broader market and our key competitors.

These results are a tribute to the hard work, diligence, and focus of the more than 80,000 men and women who work on ExxonMobil’s behalf the world over.

Now I would like to review our safety performance as a key indicator of how well our enterprise is operated. As many of you have heard me say before, nothing receives more management attention at ExxonMobil than the safety and health of our employees, our contractors, customers, and the people who live and work in the areas where we operate. It is our first priority. At ExxonMobil we are dedicated to the highest standards for safety and health, which is why we pursue excellence in safety performance using a systematic, proactive, and globally aligned approach.

Our 2008 safety performance continued to lead the industry. We are proud of this achievement. We remain committed to maintaining and improving these high levels of performance and are dedicated to our goal that “Nobody Gets Hurt”.

Outstanding safety performance is also an indication of general operational excellence. Discipline, commitment, and focusing on the fundamentals of day-to-day management of the business consistently delivers outstanding financial and operational results, including environmental performance.

Meeting the energy needs of present and future generations brings with it an environmental impact. Minimizing that impact is our Company’s most important sustainability challenge. At ExxonMobil our response to this challenge is straightforward. Our unchanging priority is to produce and manufacture essential commodities in a manner which preserves and protects health and safety and which safeguards the environment.

Through strong environmental management, our businesses have consistently improved our global environmental performance. As an example, since the year 2004 we have reduced total oil spills greater than 1 barrel by over 50%. In 2008 we had no such spills from company operated or long-term chartered marine vessels.

We also continue to improve energy efficiency; to invest in cogeneration facilities; and to reduce flaring of gas in our operations. We are on track to meet our target for improving energy efficiency across our worldwide Refining and Chemical operations by at least 10% between the years 2002 and 2012.

We continue to take steps to reduce hydrocarbon flaring in our Upstream operations, and our 2008 performance represents significant improvement in this area. In 2008, flaring was about 30% lower than in 2007, and we expect to further reduce our Upstream hydrocarbon flaring volume from 2008 levels by over 20% in the next few years as planned projects are implemented.

Actions like these taken since 2005 resulted in reductions in greenhouse gas emissions of more than 7 million tonnes in the year 2008. This is equivalent to taking 1.4 million cars off the roads in the United States. In our current operations and in the development of projects for the future, we are working to Protect Tomorrow. Today.

Let’s now take a look at the 2008 financial results. As I mentioned, our 2008 earnings were a record for ExxonMobil. These results led our industry, as we were able to capture the upside of unusually favorable conditions throughout most of 2008. Our long-term disciplined approach meant we were also well-positioned to handle the sudden change in market conditions in the latter part of the year.

Our Upstream operations delivered record earnings in 2008, with Downstream and Chemical also achieving very strong results. Achieving superior results in all business segments reflects our ongoing commitment to operational excellence. Our business portfolio is a high-performing set of assets that is differentiated from our competition by its scale, its geographic diversity, and our integration. Our integrated operations, commitment to technology, and unmatched global functional organization are distinct competitive advantages that allow ExxonMobil to deliver outstanding results in a variety of market conditions.

To put these results in context, let’s take a look at our return on average capital employed and how that compares to the competition. The long-term and capital-intensive nature of our industry is best reflected in return on average capital employed. It is an indicator of disciplined decision-making and financial performance for ExxonMobil and for our competitors.

We have a balanced and integrated portfolio of businesses to which we apply the same fundamental business model. We run each of our businesses for the long-term. We focus heavily on internally driven improvement, which helps us generate competitive advantage and value for our shareholders.

Maximizing the value we generate from our existing assets is key to sustainable business improvement. We believe this is especially true in a down-cycle. To accomplish this we use global processes such as our Global Energy Management System, referred to as GEMS, and our Global Reliability System, which provide a structured, controlled approach to margin improvement.

When times are good, these asset optimization tools enabled us to capture more of the upside. When times are more challenging as they are now, having these tools is vital to maintaining our long-term competitive advantage. Our industry-leading ROCE in 2008 and the fact that we have not had any material write-offs are consistent with our disciplined approach across the business cycle and long track record of being responsible stewards of our shareholders’ money.

Turning now to cash flow.

In 2008 we generated record cash flow from operating activities of $60 billion, a 15% improvement over 2007. Over the periods shown, our annual average cash flow from operations was almost $50 billion.

These results highlight our ability to create value across a variety of market conditions. Strong cash flows allow us to fund our business plans, generate strong returns for our shareholders, and position us well for the future.

Our cash management approach is straightforward. First we pay our expenses and our taxes. Then we invest in advantaged projects that meet our investment criteria and that are ready for development. Next we look at the cash outstanding and deliver on our commitment to consistently pay and grow dividends. And finally we consider share purchases. How we deploy our cash is disciplined and focused on building long-term shareholder value.

We invest selectively in projects that will be robust across a broad range of industry environments. Our disciplined pursuit and selection of the most attractive investment opportunities continues to distinguish ExxonMobil from our competition. Over the past five years, we have invested almost $100 billion in the business.

In 2008, capital and exploration expenditures were just over $26 billion, an increase of 25% from the year 2007. The increase reflects additional projects that will add value to the Company over the coming decades and also the higher cost environment for goods and services that we experienced in 2008.

Our investments are geographically diverse. Our presence in all regions of the world, our technology leadership, and our financial strength position us to pursue and advance all attractive opportunities that meet our criteria.

I will share our future capex plans later. For now let’s look at another way we grow shareholder value — through sustained and growing dividends.

Shareholders trust that ExxonMobil will return cash to them via our consistent and growing dividend program. For more than a century, ExxonMobil has paid a dividend, and we have increased dividends per share every year since 1983. Over the past five years we have paid out over $37 billion in dividends to our shareholders. During this same period we have increased per-share dividends 58%, representing an average growth rate of almost 10% per year compared to the U.S. CPI of about 3% annually.

We continue to evaluate and manage our dividend policy to build long-term shareholder value and to maintain sufficient financial strength to pursue attractive business opportunities. Through the ups and the downs of our industry’s business cycle, our approach to sustainable and growing dividends remains steadfast and a hallmark of ExxonMobil.

In addition to our long-term commitment to dividends we have provided returns to our shareholders in a more flexible manner via share purchases.

We continue to believe that distributing cash to shareholders via our share purchase program is one of the most direct and effective ways to maximize the value for our shareholders, while at the same time maintaining the flexibility to balance the cash needs of the Corporation. Share purchases to reduce shares outstanding were $32 billion in 2008. On a cumulative basis, distributions to shareholders were $109 billion over the last five years. Our purchases have reduced shares outstanding by 24% since the beginning of the year 2004.

As you know, some in our industry used their cash during this time frame to purchase assets at the top of the commodity price cycle. Many of these assets were recently written off, leaving their shareholders with no value.

Together, dividends and share buybacks comprise total shareholder distributions.

ExxonMobil leads our industry in total distributions to our shareholders. Since the beginning of 2004, we have distributed almost $150 billion to shareholders.

Our approach to shareholder distributions is straightforward. We maintain strong capital discipline by investing in advantaged projects. We maintain a strong balance sheet, preserving the flexibility to invest wisely throughout the cycle. And we maximize shareholder distributions through dividends and share purchases.

Looking at 2008, our absolute distributions of $40 billion led the industry and were larger than the total distributions of our major competitors combined. Our distribution yield — the sum of our cash distributions divided by our prior year-end market capitalization — was about 8% in 2008, also setting ExxonMobil apart from our competition. These returns continue to demonstrate to the enduring strength of our business model.

The portion of ExxonMobil’s operations and assets owned by each share has grown over time and versus our competition.

Each share in ExxonMobil now has an interest in 17% more of our industry-leading production portfolio than in 2004. Over that same period, each share now represents 33% more of ExxonMobil’s proved reserves and 19% more of our refinery throughput.

Comparing these results to our competition reinforces how beneficial the share purchase program has been to our shareholders. The combination of ExxonMobil’s strong business results and share purchase program represents a powerful approach to increasing shareholder value.

Share purchases have also made an important contribution to both earnings and cash flow per share.

Over the last five years, our earnings per share have increased on average 22% annually, reaching $8.78 in 2008. Similarly our cash flow per share has also increased 22% annually since 2004 and was $11.60 per share in 2008.

The recent commodity price and margin environment has obviously underpinned this trend. However, delivering these results required more than just high prices. It also required sustained operational excellence and industry-leading project execution. Without this continued underlying business performance it would not have been possible to capture as much of the upside from the robust industry environment.

Share purchases also made an important contribution to earnings per share growth. In 2008, cumulative share purchases since the beginning of 2001 contributed $2.26 to earnings per share.

Now I would like to share our views on the recent business environment and, more importantly, the long-term trends that shape ExxonMobil’s business plans.

The last 12 months has been a year of extremes. We have witnessed significant volatility in prices and margins. Crude prices rose to over $140 per barrel and then fell to $40 a barrel. Product prices have similarly large swings. Near-term demand for crude and products also changed markedly, reflecting the economic downturn and the related uncertainty. The backdrop to these price and margin movements included changes to the global financial markets that have resulted in less access for some companies to credit.

As I said last year, when the business environment was quite different, we believe it is important to ignore the noise generated by short-term fluctuations in the business cycle and stay focused on the long-term. We have maintained our rigorous decision-making and disciplined approach to investing throughout this very noisy period.

Others have not and have recently announced required changes to their business plans. Their investment plans have been reduced, project delays announced, and previous investments written-off. Many companies in our industry and other well-known names outside the oil and gas sectors also have balance sheets that are under pressure.

The recent business environment certainly has been challenging, and most forecast 2009 to be a difficult time for the broader market. At ExxonMobil we recognize these challenges, but we are well-positioned.

Our planning horizon is long, as evidenced by the fact that our projects typically have 20- to 30-year cash flow profiles. Similarly, our view of energy supply is long-term. Our business models, our global processes, our commitment to technology, and our disciplined investment criteria are designed to consider the world’s need for energy with a broad perspective.

To provide the foundation for our long-term business plans, we develop an annual comprehensive report entitled The Outlook for Energy.

Energy in all its forms is critical to economic growth, development, and social welfare. So while today’s headlines highlight our near-term economic challenges, energy use over the long-term will continue to be driven by growing populations that strive to advance and seek a better living standard.

Demand growth will be concentrated in nations where economies are expanding most rapidly and where billions of people need access to additional amounts of energy to improve their quality of life. Providing the reliable, affordable energy necessary for progress is imperative. At the same time, the world’s economy continues to become more energy-efficient, and we expect the pace of efficiency gains will be substantially faster in the decades ahead.

By the year 2030 the global energy demand will be close to 30% higher than today’s level. Fossil fuels will continue to meet the vast majority of demand through the year 2030, with oil and gas expected to contribute close to 60% of the total. Oil and gas are indispensable to meeting growing energy needs.

Our view of the scale and the nature of growing energy demand over the long term shapes our approach to the business. Developing the energy needed to support economic progress while also minimizing the impact on the environment is a challenge we at ExxonMobil are quite well-positioned to meet.

To meet the world’s energy needs, we must employ an integrated set of solutions, one that includes all economically viable energy sources as well as continued improvements in energy efficiency. These must be supported by technology innovations and massive and timely investments. ExxonMobil’s leadership in technology, combined with our disciplined investment approach, are part of the solution to meeting long-term global energy demand. This long-term view is the basis for our future investment plans.

ExxonMobil’s business is strong, and so is our commitment to investing through the business cycle. Our capital spending plans are largely unaffected by the recent reduction in commodity prices. Our projects have always been evaluated using a range of prices to ensure robust returns across the business cycle.

We have a large inventory of projects under way and others under development. Actual spending in a given year will vary depending on the pace and the progress of each project. However we are anticipating an investment profile of approximately $29 billion in 2009 and a range of $25 billion to $30 billion per year through the year 2013.

In developing these estimates, we also recognize uncertainty in the cost environment. Prices have declined for a number of key commodities and services, and we are aggressively pursuing cost-reduction opportunities via our global Procurement and Project Development organizations.

A number of competitors and project partners have announced plans to lower capital spending and project deferrals, which could impact our plans. These estimates, though, do represent our best view as we look to the year ahead.

Of course if additional opportunities are identified, which we believe meet our investment criteria and will enhance shareholder value, we are well-positioned to fund and progress those opportunities. ExxonMobil is committed to developing integrated solutions to continue our long history of delivering advantaged projects to our shareholders.

I would like to close my remarks by highlighting ExxonMobil’s strengths.

These strengths establish the foundation of our business and sustain our success. The Corporation’s diverse portfolio of businesses and our level of global integration are without equal. We bring a unique level of discipline and consistency to the management of our business. This supports a relentless focus on maximizing the value of our assets.

We plan on the basis that ours is a truly long-term business that requires decisions to be consistent with that time horizon. Underpinning these strengths are our technology leadership, a unique global functional organization, and our outstanding financial strength. We believe these strengths have and will continue to position ExxonMobil for industry leadership throughout the business cycle.

I would now like to introduce Mark Albers, who will review our Upstream business.

Mark Albers (Senior Vice President)

Thank you, Rex. Good morning, everyone. I will start with a brief summary of 2008 Upstream results, our strategies, and differentiating strengths. I will then talk about our plans for the future and the long-term view that we take in investment decisions, which I think will continue to provide superior shareholder value regardless of financial and commodity price cycles.

2008 was a record year for the Upstream. Earnings were $35.4 billion, some 34% higher than 2007. We achieved a return on capital employed of just under 54%, significantly higher than competitors. Annual average production was 3.9 million oil-equivalent barrels per day, again leading competition.

We had another very successful year in exploration, adding 2.2 billion oil-equivalent barrels to the resource base from a diverse range of global opportunities. And we more than replaced production with proved reserves additions, which totaled 1.5 billion oil-equivalent barrels.

Capital expenditures totaled $19.7 billion, up $4 billion from 2007, driven by new development projects, additional exploration captures, and value enhancements to existing assets.

Before discussing the business further, I’d like to begin with a brief reminder of our core Upstream strategies.

Consistent with the long-term view that we take, these strategies have not changed.

First we place the highest priority on operational integrity in everything we do, in safety, health, the environment, and security. We aim to identify and capture all attractive exploration opportunities. We invest in projects that deliver superior returns.

We maximize the profitability of production from existing assets, and we seek to capitalize on growing natural gas and power markets. Finally, we strive to maximize resource value by developing and deploying the highest impact technologies and integrated solutions.

Now, these strategies may sound similar to those cited by other companies. However, what differentiates ExxonMobil is our ability to execute these strategies and adhere to them throughout the business cycles.

Five fundamental strengths consistent across the Corporation underpin the ability to execute our strategies. First, we have a portfolio of resources, projects, and future opportunities that is unique in terms of quality, size, and diversity. As a result, we can be highly selective in investment decisions, allowing us to fund projects that are robust across the price spectrum.

A unique functional organization allows us to integrate learnings and best practices globally, enhancing the value we generate at every stage in the value chain.

We take a disciplined and consistent view to the business. We combine proprietary technology with the expertise of our workforce to develop solutions that maximize value.

And finally we apply a long-term perspective to all business decisions. The widely fluctuating business environment that we’ve all witnessed over the last year serves to emphasize just how important this perspective is.

With these strengths and strategies, we’re able to capture the highest quality resources; develop them more cost-effectively and in less time than others; conduct operations with the highest standards of integrity; and deliver superior value both to shareholders and to resource owners.

Let’s begin with the resource base. At 72.4 billion oil-equivalent barrels, this is the largest in the industry. As you can see, the resource base is also geographically diverse. Just over 40% is located in the Americas, with the rest distributed fairly evenly around the world.

The chart on the right shows that the resource base is also diverse with respect to resource type. The largest single component remains conventional oil and gas, which makes up just over 25%. Moving clockwise around the chart, heavy oil — predominantly in Canada — accounts for another 20% of the resource base.

Over the last decade, our growing positions in both LNG and unconventional gas have increased their combined share of the resource base to about 20%. Of course the remainder is made up of arctic, deepwater, and sour gas. This large, globally distributed and diverse resource base provides us with unique selectivity in new project investments.

In 2008 we continued to add to the resource base. Shown in red on this chart are the resource additions we’ve made since 2000 from exploratory drilling — that is, “by-the-bit”. We continue to add approximately 2 billion oil-equivalent barrels per year in this way.

In blue are the added resources that have been previously discovered but are either undeveloped or underdeveloped. By their very nature, these resources tend to come in large, discrete additions as commercial agreements are concluded.

Over the last five years we’ve added on average 3.2 billion oil-equivalent barrels per year to the resource base, about 60% of that from drilling and 40% from discovered/undeveloped. This is double the average production of 1.6 billion oil-equivalent barrels per year over the same time frame.

As the far right bar on this chart shows, these additions provide development opportunities, again, across a very diverse range of resource types.

In 2008, we added 2.2 billion oil-equivalent barrels to the resource base, more than offsetting production, divestments, and the impact of higher prices. Key additions came from onshore U.S. unconventional gas activities in the Rockies and the Arkoma Basin. We also continued to grow the portfolio of high-quality oil sands resources in Canada. Other key additions resulted from deepwater drilling in the Gulf of Mexico and West Africa.

During the year we drilled 77 exploratory wells and recorded a 60% wildcat success rate. Finding cost in 2008 was $1.30 per oil-equivalent barrel.

We continue to identify and capture new prospective exploration acreage around the world. This map shows some of the captures that we made in 2008.

Starting in North America, we continued to build an extensive acreage position in the Horn River basin in Canada, the location of an emerging high-quality shale gas play. We also added onshore acreage in several prospective basins in the U.S. and Central Europe.

In the deepwater Gulf of Mexico we added over 140 new blocks in federal lease sales. We also acquired new deepwater acreage offshore Ireland, Libya, and in the Romanian Black Sea. An agreement reached with the Turkish national oil company, TPAO, covering acreage in the Black Sea, just received final government approval last week. New opportunities were also added in Nigeria and Indonesia.

The chart on the right shows total net exploration acreage from 2003 to 2008 by geographical area. In spite of increasing competition for access to quality acreage during this time period, ExxonMobil has increased net acreage by over 40%. This acreage was acquired at a very competitive cost and is of course net of transfers out to development and the farmouts and the divestments that we undertake in our continual efforts to high-grade the portfolio.

These captures are based on a global assessment and seriatim of the highest potential basins in the world. We identify and capture new plays ahead of competition through the integration of geological study, proprietary technology, and commercial expertise. In doing so we maintain a very broad exposure to multiple high-potential plays in under-explored basins.

Now, consistent with the quality of the expanded acreage position that we have, we are increasing activity to evaluate these new opportunities. This map shows the location of many of the key wells we expect to drill this year in yellow, and from next year onwards in red.

This year’s program spans the globe and ranges from deepwater plays offshore Brazil, North Africa, Southeast Asia, and Australia to unconventional gas programs onshore North America and Europe. Many of the wells shown on this map will be drilled by three new deepwater rigs we have under contract.

The first, the West Polaris drill ship, is working in our BM-S-22 block offshore Brazil. The West Aquarius semi submersible is beginning drilling operations offshore Indonesia. And a third rig will be delivered next year.

This next chart speaks to the proved reserve portion of the resource base.

ExxonMobil’s proved reserves stand at 22.8 billion barrels, half of which is oil and half is gas. The chart on the left emphasizes the highly diverse nature of these reserves in terms of both geographical location and resource type.

The chart on the right shows proved reserves replacement from 2004 to 2008. Last year we added 1.5 billion oil-equivalent barrels, replacing 103% of production. As Rex mentioned, this was the 15th year in a row we had more than replaced production with proved reserve additions.

Key proved reserves additions were made from the Kearl Phase 1 project in Canada and from other new developments in established operations around the world. If you look back over the last five years, we have replaced on average about 110% of production with reserve additions.

Most of the proved reserve additions result from new projects designed and executed by ExxonMobil’s global Development Company. This chart shows an extensive portfolio of over 120 active projects currently being progressed. As shown on the left, new projects pass through a disciplined, gated development process from initial development planning all the way through to startup.

These charts illustrate the unique diversity of our project portfolio, which serves as the foundation for future profitable production growth. We combine the highest quality resources with the lowest life-cycle development costs in each of the resource types, to deliver the most value to shareholders regardless of the financial and commodity cycles.

I will illustrate that point with a few examples on the next few slides, beginning with deepwater.

ExxonMobil has a diverse industry-leading portfolio of deepwater opportunities all around the world. We currently operate seven major deepwater projects offshore West Africa. In 2008 their combined net production rose to 270,000 barrels per day. In Angola Block 15 we started up two new projects, Mondo and Saxi/Batuque, in Block 15 Kizomba C.

As the lower left chart shows, ExxonMobil has consistently delivered deepwater projects faster than competition, reducing costs, accelerating production, and increasing value. Project cycle times from funding to startup for our two Kizomba C projects were only 22 and 27 months, respectively, through the use of conversion hulls.

After startup, shareholder value is further enhanced by superior operating performance, with uptime in the Kizomba developments for example averaging more than 98%.

We were also very active in the deepwater Gulf of Mexico last year, completing seven wells with two new discoveries and three successful appraisal wells. We also added 141 blocks to our portfolio in the lease sales.

In Brazil we drilled the Azulao well in the highly prospective Santos Basin sub-salt play. As you know, we filed notices of discovery and will shortly commence operations on a second well on the block.

We have built a strong position in the world’s most prospective new deepwater plays and will be testing many of these in the next few years, including the ones that are listed on the slide. In addition to that we will also be testing the Canadian Orphan, the Greenland, Ireland, Guyana, and Madagascar Basins.

Over the last few years ExxonMobil has been steadily increasing its position in unconventional gas resources by taking a global approach focused on securing access to the highest quality opportunities around the globe. These opportunities are located in high-value gas markets in both Europe and North America. Drilling and testing programs are underway as we speak in multiple plays within the United States, Canada, Germany, and Hungary.

During this quarter we will start up the Piceance Phase 1 tight gas project, which will add another 200 million cubic feet per day of production capacity. Use of proprietary fracturing technologies is reducing development costs, and our acreage position is in the sweet spot of the basin, with a total gross resource of approximately 45 trillion cubic feet.

We take a very disciplined approach to maximizing value. At Piceance, by phasing development we can set activity levels appropriate to market conditions. New opportunity captures have been based on a global ranking of the highest quality plays and have totaled 1.8 million net acres over the last two years.

As this chart shows, we’ve captured high resource potential plays consistently at lower cost than competitors. We have also been successful in capturing large contiguous acreage positions, which of course will help to reduce long-term life-cycle development costs.

2009 will see a step change in ExxonMobil’s global LNG production with the addition of four large trains in Qatar and the startup of receiving terminals in key markets. The new trains in Qatar alone will increase ExxonMobil’s net LNG capacity by 1.2 billion cubic feet per day, essentially doubling total capacity to 2.5 billion cubic feet per day.

In parallel with this increase in production capacity, we have increased joint-venture shipping capacity as shown by the lower left chart. Ongoing deliveries of Q-Flex and Q-Max ships will more than double fleet capacity by the end of this year versus 2007.

ExxonMobil has led the industry in integrating its LNG activities along the full value chain, from production and liquefaction to shipping and final sales. ExxonMobil and its joint venture partner Qatar Petroleum are aligned throughout the value chain, maximizing value for the shareholders and the resource owner. Through the application of new large-train and large-ship technologies, gas from the world’s largest natural gas field in Qatar can now be delivered at the lowest unit cost to the most attractive gas markets all around the world.

We are also progressing additional LNG projects in Papua New Guinea, Australia, and Nigeria, which could increase ExxonMobil equity gas sales by an additional 1.5 billion cubic feet per day. We have secured fiscal agreements in Papua New Guinea and on that basis have advanced early engineering and gas marketing activities.

We are also participating in the Gorgon-Jansz project in Western Australia and progressing multiple options in Nigeria to commercialize our large gas resource there.

ExxonMobil has an extensive portfolio of very high-quality oil sands resources. We have also developed a suite of proprietary technologies that allow us to develop these resources at a lower unit cost than competitors.

For example, our High-Temperature Paraffinic Froth Treatment processes produce bitumen that is essentially free of solids and can be blended with diluent for shipment by pipelines to market. Of course the advantage of this is it removes the need for an upstream upgrader, greatly reducing upfront capital investment.

In 2008, we completed Front-End Engineering and Design for Kearl Phase 1, 100% owned by Imperial and ExxonMobil Canada. We have now commenced development, with site preparation and procurement of long-lead equipment well underway.

Our ability to move forward with this project is a direct result of ExxonMobil’s strengths in securing the very highest quality resource and using a disciplined, phased approach to achieve the absolute lowest life-cycle cost in the industry. In fact, Phase 1 development costs are down to about $5 per barrel.

The chart below shows the superior quality of the Kearl project oil sands resources, measured by the total volume of rock to bitumen in place on the horizontal axis, and ore grade on the vertical axis.

Kearl is an excellent example of a long plateau flow stream, with each of its three phases expected to produce over 100,000 barrels per day of ExxonMobil equity liquids for more than 30 years, and in total developing approximately 4 billion net barrels of resource. Looking to future developments, we also acquired additional high-quality oil sands acreage in 2008 in the Athabasca.

In 2008 we completed startups of eight major projects. Together at their peak these are expected to add 260,000 oil-equivalent barrels per day to base production, as illustrated in the lower left chart. The Kizomba C Mondo and Saxi/Batuque projects added 46,000 barrels per day of net production. We also started up the East Area NGL II project offshore Nigeria and the Jerneh B project in Malaysia.

In Europe, the Starling and Volve fields began production; and other startups included ACG Phase 3, offshore Azerbaijan, and Thunder Horse in the Gulf of Mexico.

We also started up the offshore facilities which feed Qatargas II Train 4, the first of the new 7.8 million tons per year LNG trains. We began cooldown in the onshore liquefaction train last month, and first LNG is expected this month.

This slide shows the major projects that we plan to start up this year. In addition to the Qatargas II Train 4 project in Qatar we plan to start up three more large LNG trains in 2009, each with a capacity of 7.8 million tons per annum. In addition we will start up new receiving terminals at South Hook in Wales and the Adriatic LNG terminal offshore Italy, shown by the red triangles on the map.

We will start up the Al Khaleej Phase 2 domestic gas project in Qatar. We’re also starting up the Piceance Phase 1 project in Colorado and the Tyrihans development offshore Norway. Together these projects are expected to add a further 485,000 oil-equivalent barrels to net production at their peak, as shown by the blue section of the graph.

The chart on the left in green shows the increase to net production capacity we expect to add from startups in 2010 and beyond. Together with the 2008 and 2009 start-ups, these are projected to add approximately 1.5 million net oil-equivalent barrels per day by 2015, equivalent to almost 40% of current production.

As you can see from the chart on the right, more than 80% of these new additions are long-plateau volumes. These are flow streams that maintain their plateau rates for decades.

Examples include the Qatargas and RasGas LNG projects; the PNG LNG project; Kearl Phases 1, 2, and 3; and Kashagan. These projects will provide ExxonMobil with a very, very strong foundation for future production growth.

Let’s move now to the results that differentiate ExxonMobil from competitors, beginning with project execution.

The chart on the left shows the average variance between actual and funded costs for the projects we started up between 2004 and 2008. The red bar represents ExxonMobil operated projects; the blue bar those that are operated by others.

The chart on the right shows the average variance between actual and funded project completion schedule. Over the last five years we have delivered operated projects within 3% of funded cost on average and 5% of funded schedule.

We have not been immune to the cost increases seen over the last two years in particular. But rigorous assessments and processes, coupled with the expertise and the experience of our project management staff, have enabled us to manage through the market conditions to lead industry in project execution. To illustrate this point, despite the overheated market that we’ve seen in the last two years, our 2008 project startups were within 4% of costs and schedule.

The combination of project execution capability, new technology, and a disciplined approach to investment enables ExxonMobil to lead industry in adding new reserves at lower cost. The chart on the left shows proved reserve additions by ExxonMobil and competitors between 2004 and 2007, which was the most recent year for which data has been published by all of the companies shown.

The chart on the right shows the capital expenditures made in acreage acquisitions, exploration, and upstream development activities by these companies over the same time frame. The bottom chart shows the reserves replacement cost, which of course flows from the two metrics above.

Not only does ExxonMobil have the largest reserve base among its competitors, it’s consistently adding to that base at a lower cost, delivering greater value for shareholders. ExxonMobil’s unit average reserves replacement cost from 2004 to 2007 was just under $6.50, well ahead of competition.

Another way we maximize value is through the global integration of best practices. ExxonMobil’s unique functional structure, combined with rigorous management systems, enables operating units all around the world to continuously benefit from new learnings and technical expertise.

For example, the extensive experience we developed in tight gas operations in Piceance in Colorado is now being applied to recently acquired acreage in Hungary. Operating procedures refined in deepwater West Africa projects are now contributing to the highly successful Kizomba C development.

The extended reach drilling solutions for the Sakhalin Island Chayvo Phase 1 project leveraged the Company’s knowledge base developed from decades of long reach drilling in the Santa Ynez Unit offshore in California. And our experience in oil mining operations from the Syncrude project in Canada is now contributing to Kearl project planning.

The routine sharing and integration of global best practices contributes to cost savings and cycle time reductions throughout the portfolio. Facilitated by extensive networks, these best practices increase our capacity to deliver future growth through the efficiencies that are realized in net profits.

The central chart shows project uptime for ExxonMobil interest facilities around the world from 2004 to 2008. ExxonMobil operated facilities are in red, in those operated by others in blue. Operated facilities have averaged an uptime of 93%, while the corresponding figure for OBO facilities is 91%. Now, 2% may seem like a small number, but that’s equivalent to 80,000 barrels per day of production growth for ExxonMobil without the need for additional resource development capital.

ExxonMobil’s ability to maximize asset value through operations excellence is also reflected in effective cost management. This slide shows ExxonMobil’s unit cash and total cost indexed to 2004 versus competitors over the same period. Note that the charts run through 2007, as 2008 data are not yet available for all of the competitors.

The chart on the left shows unit cash cost, which includes both production and exploration costs. The chart on the right shows total unit cost, which includes both cash, and capital depreciation costs.

As both charts show, while we’ve experienced some impact from the recent overheated cost environment in the industry, a disciplined approach that involves the consistent application of global best practices and contracting strategies, and the continuous high-grading of our portfolio has resulted in our ability to mitigate these market factors more effectively than competitors. That approach is serving us well, particularly in this environment.

The next chart shows other ways that we have increased shareholder value.

The chart on the left shows reserves per share growth for ExxonMobil and key competitors over the past five years. Since 2004 ExxonMobil’s reserves per share have grown by an average of almost 8% per year. This is a result of both our success in adding more proved reserves than we produce each year and the share purchase program.

Our growing competitive advantage is further illustrated by the right-hand chart, which shows production per share also indexed to 2004. Production per share has grown on average 4% per year, again leading competition.

Turning now to earnings.

This chart shows income per oil-equivalent barrel produced. As you know, we have consistently led competition in this indicator of value for the assets under management.

ExxonMobil’s average income per barrel from 2004 to 2008 was just over $17 per barrel, $2 per barrel higher than the next closest competitor. At almost $25 per barrel, our 2008 earnings also led this group.

The chart on the top left shows the results of ExxonMobil’s capital discipline. ExxonMobil has managed the capital associated with large complex development projects more effectively than competition and has the most efficient capital employed base in the industry.

The chart on the right illustrates the results of our focus on maximizing shareholder value. As you can see, we are generating the highest earnings among the peer group from the lowest capital base.

The chart below summarizes bottom-line results. Our return on capital employed — perhaps the best single indicator in this capital-intensive long-term business — continues to lead competition by a wide margin. 2008 ROCE was 54%, some 21 percentage points higher than competition, or 66%.

Fundamental to these results of course is a very long-term perspective.

A long-term perspective is certainly apparent in our commitment to research. While others have varied their investments in research over time, we have maintained a very consistent effort to develop new proprietary technologies that have the potential to provide a competitive advantage.

Our research projects pass through a gated project process in exactly the same way that our new developments do. We consider a multitude of high-potential opportunities that could lead to new step-change technologies to be applied across the operation. We call these breakthrough projects. Current examples include advanced seismic imaging and modeling efforts to predict reservoir architecture at scales that are well below seismic resolution, but which play a very important role in ultimate recovery and value.

The next step is the evaluation stage, in which proven concepts are taken from the laboratory to the field. For example we are currently constructing a demonstration plant to test our Controlled Freeze Zone or CFZ technology at the LaBarge field in Wyoming. This process removes contaminants such as carbon dioxide and hydrogen sulfide from natural gas streams in a single step and with a much smaller footprint than existing methods, which dramatically reduces gas processing costs. The plant is scheduled to start up around year-end.

Another technology undergoing testing is our proprietary ColdFlow system, designed to combat the formation of hydrates in deepwater flowline systems. This could significantly reduce the cost of future deepwater developments and enable additional reserves capture and development.

Once their potential has been confirmed, new technologies are deployed throughout our operations. Recent examples include LASER, or Liquids Addition to Steam for Enhanced Recovery, which is now helping to increase recovery at Cold Lake. And Fast Drill, which is a suite of integrated tools and processes that has enabled us to cut drilling time almost in half, a result that competitors have been unable to replicate.

This slide shows the top 30 countries by remaining conventional oil and gas resources, as estimated by the United States Geological Survey. As shown by the red stars, ExxonMobil has an Upstream presence in most of these countries.

Outlined in white are those countries in which National Oil Companies play a significant role in oil and gas development. Most of the world’s remaining conventional oil and gas is located here. IOCs, or International Oil Companies, that can maximize value for National Oil Companies and their governments will be preferred long-term partners.

It’s important to note that this value is measured not only through successfully executed projects and financial returns, but also through a demonstrated commitment to local development, the community, and other national priorities such as health, education, and the environment. We are proud of our record of collaborating successfully with NOCs and host governments all around the world and have been involved in dozens of such relationships over the past 125 years.

I have already described our current investments with NOCs in Angola, Qatar, and Nigeria, but could equally have highlighted our partnerships with NOCs in countries such as Norway, Chad, Russia, Abu Dhabi, Malaysia, or Indonesia. In all these countries and many others we have a very strong tradition of delivering superior value, supporting the communities, stimulating economies, and protecting the environment.

As you know, ExxonMobil takes a very long-term view in its investment decisions, given the business we are in. This chart shows Upstream capital investment over recent years, with the 2003 to 2007 average shown by the left-hand bar.

2008 capex was $19.7 billion, up from $15.7 billion in 2007. As you can see, this was driven primarily by increases in major new project investments, and it will deliver new volumes shown in the lighter blue and increased exploration activity, shown in green. We expect 2009 capex levels to increase relative to 2008 as we progress new development projects, evaluate additional exploration opportunities, and drill multiple new play test wells.

ExxonMobil has the financial strength to continue to invest in attractive projects throughout the business cycle. The new volumes resulting from 2009 investments will start up over a period of time, as shown by the right-hand bar. While some of the 2009 new project investment will lead to volume capacity additions in 2009, ‘10, and ‘11, the majority will position us for volume growth in 2012 and beyond. Of course we continue to pursue and capture cost efficiencies for these activities, particularly in the current business environment.

Let’s move now to the longer-term production growth outlook.

The chart on the left shows the outlook for total production capacity growth for the next five years. You will note the increase in gas production capacity in the next two years in particular, driven by the large LNG projects in Qatar. The increase in liquids capacity growth beyond 2012 largely reflects the startup of the Kearl Phase 1 project.

Overall we expect to increase production capacity over the next five years. Of course, actual growth in any specific year can vary above and below what is reflected here due to variables such as price, quotas, weather, regulatory changes, and geopolitics.

As you know and we’ve told you many times, we do not set production growth targets. What you see on this chart is a forecast that results from the summation of all those projects that we believe are sufficiently attractive and robust for us to invest in. It is this disciplined approach that ensures we maximize shareholder value.

With that understanding and on that basis, as you can see from the chart, we expect production in the range of 4 million oil-equivalent barrels per day in 2009 and annual growth of about 2% to 3% over the next five years. Obviously, again, individual years can vary above or below that for the reasons I’ve outlined.

The chart on the right shows the same forecast broken out by producing regions. Like the resource base, this chart reflects the geographic diversity of our production outlook, with anticipated capacity growth in almost all of the geographic regions.

I will close now with a few summary comments.

The differentiating results that I’ve shared with you today flow directly from the Company’s strengths. We have the largest, most diverse, and highest quality portfolio of exploration and development opportunities in the industry. We deliver the lowest life-cycle costs from initial acreage capture to mature field production. We employ the highest standards of integrity in everything we do and consistently lead industry in operations integrity and reliability.

We develop and deploy proprietary technologies with a consistent, disciplined approach to fundamental research that provides differentiating capabilities. We continue to deliver superior value for our shareholders and the resource owners. We remain committed to a disciplined approach to investing in attractive projects and take a long-term view through the cycle.

The substantial increase in quality exploration opportunities that we have captured; our industry-leading resource base; project execution and operations capabilities; and our financial strength uniquely position us to deliver attractive growth and shareholder value.

Thank you for your attention. I would now like to introduce to you Don Humphreys, who will begin a review of the Downstream business.

Don Humphreys (Senior Vice President and Treasurer)

Good morning, everyone. Today Mike Dolan and I are pleased to have the opportunity to review ExxonMobil’s Downstream business with you. I will provide a high-level overview and then discuss more details on our Fuels Marketing and Lubricants and Specialties businesses. Mike will cover Refining and Supply and then summarize before moving on to our Chemical business.

2008 was a very good year for the Downstream. Our full-year earnings of $8.2 billion generated a return average capital employed of 32%. This marks the fourth straight year that our earnings have been $8 billion or more. Our operations remain robust with refinery throughput of 5.4 million barrels per day and petroleum product sales of 6.8 million barrels per day.

In 2008 we achieved best-ever results in the lost time injury rate for our workforce and continue to drive improvements in all aspects of our operations, including environmental performance, energy efficiency, reliability, and margin enhancement. Capital spending was $3.5 billion, up 7% from 2007.

During 2008 we reached the final construction phase of our joint venture project in the Fujian Province of China. We also progressed several projects to meet new product quality requirements, enhance environmental performance, further upgrade safety systems, lower operating costs, produce higher value products, and increase raw material flexibility.

Our 2008 results highlight the strength of our integrated business model, the benefits of our industry-leading technology, and our ongoing efforts to capture efficiencies and margin enhancement opportunities.

As you saw during Rex’s presentation, global energy demand is expected to grow. This graph shows the average annual products demand growth by decade from 1980 through 2030. While there’s some variability, as in the current economic downturn, growth in each decade has generally averaged around 1% per year.

Toward the end of the time period shown, the growth rate begins to decline, driven by increasing gains in efficiency. Through 2030 we project that liquids will remain the predominant fuel source due to its abundance, energy density, and the global supply infrastructure.

The growth in liquids will be driven by the increasing demand for transportation fuels, especially diesel. To help meet the growing demand, we announced plans to invest over $1 billion in three of our refineries, which will allow us to increase the supply of cleaner-burning diesel by approximately 140,000 barrels per day.

In contrast, gasoline demand growth is expected to slow, driven by demand declines in mature regions such as the U.S. and Europe. Biofuels growth will further reduce the need for refined products to meet future gasoline demand. This situation will create both challenges and opportunities for the Downstream business in the future. We believe our strategies position us to effectively compete in this environment and to deliver long-term growth in shareholder value.

Now, over the past five years, our Downstream business has consistently outperformed competition. This performance is underpinned by consistent business strategies. The strategies that you see here are not new.

They include maintaining best-in-class operations; providing quality valued products and services; sustaining industry-leading efficiency and effectiveness; integration with our other businesses; selectively investing in projects with advantaged returns; and developing and deploying industry-leading technologies. In addition to having the right strategies in place, maintaining an ongoing focus in these areas has allowed our business to perform well in both high and low margin periods.

Our underlying Corporate strengths — our portfolio of quality assets, global integration, business discipline, long-term perspective, and world-class workforce — allow us to effectively execute these strategies. And nowhere in our business is superior execution as important as in the area of operational excellence.

Our focus on operational excellence extends to all parts of our business and is key to sustaining our competitive advantage over time.

Personnel and operations safety remain our top priorities. In 2008 we achieved our best-ever lost-time injury rate performance for our combined employee and contractor workforce. We continue to focus on driving further improvement by identifying and reducing risks that are inherent in our business, strengthening our systems and work competencies, and continuing to upgrade our facilities.

Our environmental business planning process contained within our Operations Integrity Management System, OIMS, is used by each business to set environmental improvement goals and to establish improvement plans to meet them. Using these processes we have been able to reduce the number of spills greater than 1 barrel by over 65% since 2000.

Maintaining high business standards is essential. One important area of success is management of credit exposure. Our proactive and global credit practices have helped us identify and mitigate potential risks and limit bad debts to around 0.01% of sales.

We strive to maximize utilization of our assets through a focus on improving reliability. Within our refineries, we have implemented a proprietary Global Reliability System to drive operational improvements.

Increasing energy efficiency is an ongoing emphasis for our business teams in order to both lower costs and reduce emissions. We are able to achieve results through investments in cogeneration as well as ongoing optimization steps which are identified and captured at our manufacturing sites using our Global Energy Management System.

Delivering quality products to our customers is a fundamental component of our business strategies. Our quality management systems help ensure that products are reliably delivered to millions of customers every day.

Finally, efficient project execution is fundamental to achieving industry-leading returns. Over the last eight years, our project management system has delivered costs for major projects that are consistently 5% to 10% below that of the refining industry. This disciplined, consistent focus on operational excellence combined with our portfolio of quality assets creates significant structural advantages for our business.

Now, this map shows the global scale of ExxonMobil’s Downstream operations. As you can see, we have a strong position in mature markets, notably North America and Europe, and also have a significant presence in the growing Asia Pacific region. As you know, we are progressing a fully integrated project in China that will further strengthen our position in serving the growing Chinese market.

ExxonMobil continues to be the largest global refiner, with interest in 37 refineries around the world, representing 6.2 million barrels per day of refining capacity. We are the largest supplier and marketer of petroleum products, as well as the largest manufacturer and marketer of lube basestocks and synthetic lubricants.

Our global expertise and suite of businesses provide us a number of channels to market, allowing us to optimize placement of product to maximize margin capture. Through our reliable and efficient manufacturing plants, transportation systems, and marketing assets, our Downstream portfolio delivered a 32% return on average capital employed last year, more than double the integrated oil competitor average.

Let me now cover our Fuels Marketing business. As the largest global supplier and marketer of petroleum products, our fuels are sold through Retail, Industrial and Wholesale, Aviation, Marine, and Supply channels. This broad platform of well-established customer relationships, ranging from long-term sales agreements to spot sales, provides flexibility in the marketplace.

Cross-functional Integrated Business Teams work together to leverage the scale of our operations to optimize product placements across the various market channels.

Underpinning our ability to capitalize on these structural advantages is a time-tested suite of global systems, work processes, and best practices, ensuring consistent and successful execution of our business strategies worldwide. We leverage these advantages to improve margins, increase the efficiency of our business, and reliably provide our customers with high-quality products.

Building on our structural advantages, we continuously look for ways to improve our business. This begins with a constant focus on improving asset performance and achieving operating efficiencies.

Since 2004 we have reduced average capital employed in our fuels marketing business by 45%. This results from continuous asset high-grading and management of working capital. During the same period we have offset inflation and further reduced fuels marketing operating expense by 10%, despite the recent inflationary environment. This was achieved through the global application of innovative technologies, centralization of support activities, portfolio high-grading, as well as alignment and automation of work process.

In parallel with improving our operating efficiency, we continue to focus on increasing the integration across the Downstream. Our divestments and restructuring activities have further aligned marketing sales with our refinery assets to enhance this competitive advantage.

As a result of a disciplined approach to efficiency improvements and business high-grading, we continue to increase our capital productivity. This has led to a 55% improvement in sales volume per dollar of average capital employed over the period shown.

Now let’s take a look at our Lubricants and Specialties business.

Similar to Fuels Marketing, our Lubricants and Specialties business is structurally advantaged relative to the industry. As the largest manufacturer and marketer of lube basestocks, we have interest in 12 lube refineries and 31 blend plants around the world. Over 95% of our capacity is integrated with our fuels refining complexes, providing feedstock and efficiency advantages.

In the finished lubricants business, our global brands continue to grow in the high-performance application segments of key markets. Mobil 1, our flagship automotive engine oil, holds more manufacturer recommendations than any other motor oil brand. And we recently began repositioning our Mobil flagship industrial brand to offer improved productivity to applications in a variety of industry sectors.

We continue to build on our legacy of technology leadership by introducing new and innovative products that improve energy efficiency and help lower emissions. Following the launch of Mobil 1 Advanced Fuel Economy, we have also developed synthetic industrial lubricants that are specifically designed for high-intensity application such as gears in wind turbines.

We’ve built upon our strong relationships with global original equipment manufacturing partners, collaborating on new innovative lubricants. The combined advantages of technology, brand, scale, and integration give our Lubricants and Specialties business a distinct, sustainable competitive advantage in the industry.

Beginning at the time of the merger and continuing over the past five years, we have driven efficiencies through multiple business simplifications. Since 2004, finished lubes manufacturing has been consolidated from 58 blend plants to 31, while maintaining growth in our high-value synthetic product volumes.

The customer offer has been simplified, with the number of products reduced by 35% and the brand focused on Mobil in most geographies. Our customer service order centers have been streamlined by 65%. In the key growth markets of China, Russia, and India, our combined growth has been over 30% in the last five years, which we estimate is over twice as fast as overall demand growth in these markets. In 2008 our growth rate in these key markets slowed relative to 2007 due to the global economic downturn in the fourth quarter of 2008.

ExxonMobil is the market leader in finished synthetic lubricants, with a market share of approximately 16%. We have been able to grow volumes at about twice the rate of industry in this high-value segment through technology leadership and our world-class brands that offer a sustainable and value-added proposition to our customers.

Our lubes and fuels marketing businesses continued make an important contribution to overall Downstream results through reliable operations, disciplined financial control, and effective management of both our portfolio and value offer.

And with that, let me turn over the remainder of the presentation to Mike Dolan.

Mike Dolan (Senior Vice President)

Thank you, Don, and good morning. Over the past several years, our refining results have been strong, reflecting the highest margin period over the last 20 years. While industry margins have recently declined, our global portfolio of world-class assets remain well-positioned to capture long-term benefits.

The chart on the left shows that on average our refineries are over 60% larger than industry, providing economies of scale. Over 75% of our refining capacity is integrated with our lubes and Chemical businesses, giving us exceptional opportunity to optimize operations, lower costs, and increase margins.

For example, we continue to capture synergies from shared support organizations and infrastructure at our co-located large integrated sites. And through our global organization, we share best practices and rapidly deploy advantaged technology to our manufacturing sites.

As we continue to drive improvements in our business we have been able to capture cost efficiencies which have partially offset the recent high inflationary pressures as well as the cost of new operating units. As you can see on the right, our unit operating costs are consistently below the rest of industry. In 2006, the last benchmark data point available, we had a 14% cost advantage versus industry, widening our advantage by 6% since 2002.

When you combine this global scale and integration among these businesses, you create structural advantages that are difficult to replicate.

Long term, there will continue to be a growing demand for refined products. To help meet this demand, we have implemented numerous debottleneck steps and expansions to our facilities around the world. Our refineries have 40% more conversion capacity than industry average, allowing us to produce more higher valued products per barrel of crude. Since 2003, we have added about 90,000 barrels per day of additional conversion capacity to our refineries, expanding our ability to process heavier crudes and feedstocks into finished products. Since 1996, these steps have effectively added the capacity of one new conversion unit to our facilities every two years.

Using our proprietary Molecule Management technology, we continue to grow our raw material flexibility. As part of this program, we have developed molecular fingerprinting technology that enables better understanding of the key characteristics of a crude beyond just the physical, right down to the chemical, molecular makeup.

This in turn enables more precise selection and blending of crudes with properties that maximize the yield of higher value products and chemical feedstocks, while at the same time increasing utilization of new and lower cost crudes. On average over the past five years we have processed about 125 crudes new to individual refineries each year.

Energy accounts for roughly half of our refining cash operating cost. The graph on the right illustrates how we are positioned on energy efficiency relative to the rest of the industry. As a result of our disciplined Global Energy Management System and cogeneration investments, over the past three benchmarking surveys we have improved our energy efficiency at a rate 2 to 3 times faster than the rest of industry.

Since our Energy Management program began, we have identified savings equal to 15% to 20% of the energy consumed at our refining and chemical manufacturing facilities, approximately 60% of which has been captured through 2008.

And, underpinning all of our margin and cost improvements is technology.

We have a balanced research portfolio of both long-term breakthrough opportunities and shorter-term technology enhancements. The five areas shown on this page are examples of how the effective use and rapid deployment of technology benefits our operating organizations.

ExxonMobil is a leader in the discovery, development, and deployment of advantaged catalyst technology. Catalysts accelerate the rate of desired chemical reactions and are used in over 85% of our refining conversion processes.

Utilizing state-of-the-art experimentation and modeling technology, we are enhancing our ability to rapidly discover and commercialize new catalysts. These new catalysts allow efficient upgrading of feeds into cleaner finished products and reduce operating costs.

We strive to capture the highest value for every molecule across the manufacturing supply chain. We use sophisticated modeling to precisely select and blend raw materials and to optimize operations, minimize energy use, and maximize the yield of higher value products and chemical feedstocks.

ExxonMobil is using advanced Computational Fluid Dynamics modeling to enhance the performance and utilization of existing refinery assets. We recently applied this technology to a detailed analysis of our proprietary Fluid Coking process, which led to a new and improved hardware design. The new design has increased the yield of products such as gasoline and diesel.

Fouling in heat exchangers reduces their efficiency and increases energy costs. ExxonMobil is currently testing a new heat exchanger tube modification technology that can significantly reduce corrosion and fouling, thereby decreasing furnace energy requirements and associated CO2 emissions.

And finally, we continue to introduce new and innovative products that also improve energy efficiency, an example of which is our new Mobil 1 Advanced Fuel Economy automotive engine oil.

Our ongoing investment in proprietary technology will build upon our legacy of success and will be key to addressing the future challenges facing our business. We take a disciplined and long-term approach to investments. Using our global capital management systems, we are able to develop and deliver advantaged projects.

As Don mentioned, we announced plans to invest over $1 billion in low-sulfur diesel projects at Baytown, Baton Rouge, and our Antwerp refineries. Through the addition of new processing units and modifications to existing facilities, these projects will allow us to increase low-sulfur diesel production by 140,000 barrels per day. This increased production will be equivalent to the diesel produced from about four average size refineries.

In 2009 we, along with our partners Saudi Aramco, Sinopec, and the Fujian Province, expect to start up our new high-conversion refinery and petrochemical facility in China. Integration, leading-edge technology, and participation across the full value chain will ensure competitive advantage in this market.

In addition to our base energy optimization activities, we continue to invest in cogeneration. In 2008, we began commissioning a new 125-megawatt cogeneration unit at our refinery in Antwerp, Belgium. We will also start up a new 252-megawatt cogeneration unit in Fujian, China, later this year.

We consistently work to identify opportunities to increase capacity and improve product yields at our existing sites. In 2008, at our Fawley refinery in the U.K. we completed design changes on distillation units to improve yields of jet and diesel fuel, as well as increase feed to our catalytic cracking unit. Additionally, at our refinery in Baytown, Texas, we debottlenecked capacity on the crude distillation and delayed coking units.

Now, in addition to selectively investing, our capital management strategy involves routine evaluation of our assets. We have a rigorous process to assess our global portfolio including opportunities for growth, restructuring, or divestment, depending on the fit with our long-term business objectives in a particular area.

As highlighted in yellow on the map, we have announced or completed major Downstream portfolio restructuring activities in many countries and territories since the Exxon Mobil merger. In addition we have continued to divest other assets to further high-grade our portfolio.

You will notice the shading in the United States. This reflects our announcement last year of our intention to transition our U.S. direct-served retail business to a branded distributor model.

To be clear, this is not an exit of the retail business in the United States. Rather, we are converting our company and dealer operated sites, which represent only 20% of the nearly 10,500 Exxon or Mobil branded sites in the United States, to branded distributors. This is a continuation of the work we have been doing to move to this model for several years. While the transition will happen over a multi-year period, we are pleased with the progress we have made to date.

In total we have divested our interest in 10 refineries, 4,000 miles of pipeline assets, over 125 product terminals, more than 40 lube oil blending plants, and had a net reduction of nearly 20,000 retail sites since the merger. Our efforts have lowered capital employed by approximately 15% and reduced product sales by about 10%. At the same time our refinery capacity has remained essentially flat.

Our ongoing portfolio high-grading, coupled with our selective investment strategy, has allowed us to improve the strength of our global asset portfolio.

This chart shows the Downstream’s return on average capital employed relative to competition. The earnings of all competitors have benefited from the recent high refining margin environment. However, we believe that our results demonstrate the focus we have maintained on improving the long-term strength of our business.

Our results have been achieved by increasing margin capture through facilities optimization, implementation of new technology, and capitalizing on integration opportunities, as well as a continued focus on efficiency improvements. Our consistent focus on core strategies in good times and bad, combined with our dedication to operational excellence, positions us well for the future.

Now I will turn to our Chemical business.

Our Chemical business also had another very strong year. Earnings of just under $3 billion reflected the strength of our business portfolio in a challenging business environment. Return on average capital employed of just over 20% marked the fifth consecutive year above a 20% return. These strong results underscore the value of world-scale global assets with a high degree of integration and the flexibility to run a wide variety of feedstocks.

And, our financial performance was underpinned by operational excellence, as we continued our disciplined, systematic approach in all aspects of our business. We achieved industry-leading workforce safety while continuing to see bottom-line contributions from our ongoing efficiency efforts.

At the same time, we made significant progress on our investment plan for long-term growth. Our capital expenditures were $2.8 billion as we ramped up construction activity on world-scale projects in China and Singapore and continued investment for specialty business growth, including a grassroots film plant for lithium-ion batteries in South Korea.

We are coming off of five very strong years across the peak of the chemicals business cycle. Before moving on to a discussion of our strategies, I would like to summarize our view of the current chemical industry environment.

Starting with long-term demand trends….The graph on the left shows the combined demand for three major petrochemical products — polyethylene at the bottom, polypropylene in the middle, and paraxylene at the top. We focus on these three products as they are three of the largest volume commodity chemicals, we have significant positions in each, and they are good indicators for the global chemical industry.

Since 1990 we have seen commodity chemical demand growth of over 6% per year or about 3% above global GDP, driven by penetration into new applications as plastics have replaced other materials. This long-term average growth rate of 6% per year includes both recessionary periods with lower growth and recovery periods with higher growth rates.

In the short-term, chemical demand will reflect the health of the global economy. However, what this growth rate will be is unknowable. We don’t attempt to forecast what will happen in the near term, but instead we focus on the longer-term time horizon.

And, as we look to the future, we expect to see a continuation of long-term global growth driven by GDP and by continued penetration into new markets and materials. Because of their value to consumers, such as lighter weight and lower cost, chemical products will continue to replace traditional materials such as paper, aluminum, glass, and steel.

Looking at the same demand profile by geography, highlights that this growth is not uniform globally. From 2005 to 2015, we expect to see the majority of global growth in Asia Pacific, with demand growing in mature regions at a rate closer to GDP. Our investment plan, which I will talk about later, is focused on this growth in Asia.

While this is a growth business, the chart on the right is a reminder that it has been and is expected to remain cyclical. Variability in both demand and in supply have caused cyclical capacity utilization, shown by the blue line. The resulting margin, shown by the red line, follows the capacity utilization trend.

We have been through numerous business cycles in the past, and we expect to see more cyclicality in the future. But our approach to the chemical business looks beyond where we are in a given cycle to longer-term trends.

Because of disciplined investment and a focus on operational excellence across the business cycle, we have improved return on capital employed each cycle while continuing to grow our Chemical business. Through consistent execution of our strategies, we have emerged stronger each business cycle.

Now, our strategies, which you have seen many times, are shown here. We have built a unique portfolio of global commodity and specialty businesses that benefit from integration synergies across ExxonMobil. We focus relentlessly on operational excellence in every aspect of our business, while progressing selective, disciplined investments in advantaged projects to improve efficiency and support future growth. All of which are enabled by process and product technology leadership, which is a significant source of long-term competitive advantage.

While the short-term outlook may be uncertain, we don’t plan on changing these strategies. Built on ExxonMobil’s strengths, they have been tested and proven over decades spanning a number of business cycles.

Focusing more specifically on these strategies….

Over the years we have pursued profitable growth in a mix of commodity and specialty products built on a number of fundamental competitive advantages. In the process we have developed a high-performing portfolio of chemical businesses, ranking first or second globally in all but one.

Our specialty portfolio consists of a number of polymers and chemical businesses. These businesses provide a solid, less cyclical earnings base, shown in blue, that has been strong throughout the cycle. Specialties businesses earned more than $1 billion in both 2007 and 2008. Recent investments for growth in butyl rubber, hydrocarbon fluids, and battery separator film are just a few examples of our commitment to continued development and growth of these specialty businesses.

We also have very large positions in several high volume, more cyclical commodity businesses. These businesses have bigger earnings power in the up-cycle, shown in red. Earnings from commodities averaged nearly $3 billion over the last five years as the cycle peaked, reflecting disciplined investment across the cycle, growth of value-added premium products, and continued focus on all aspects of operational excellence.

Our businesses are also well-positioned geographically, with world-scale assets in the Americas, Europe, the Middle East, and Asia Pacific. No other petrochemical company can match our geographic diversity. Today about one-third of our sales volume is in Asia; and as we continue to invest in the Middle East and Asia, our manufacturing footprint will grow where demand growth is the strongest.

Across this business portfolio, one of the most significant areas of advantage is our high degree of integration with other ExxonMobil operations.

Through integration, we are able to capture new opportunities and deliver greater value than any of our businesses could on a stand-alone basis. Over 90% of the chemical capacity that we own and operated is integrated with our large refineries or natural gas processing units.

Because of close integration with the refineries, we can operate these shared facilities to maximize the value of every molecule. For example, we employ sophisticated real-time computer optimization models that allow us to rapidly switch feed streams and operating parameters to capture value from advantaged feedstocks.

A key to maximizing this capability is feedstock flexibility, the ability to run a wide variety of feedstocks, allowing us to take advantage of discounts in the marketplace. Enabled by industry-leading process technology, our steam crackers are among the most flexible in the industry. For example over the past four years alone we have qualified over 300 new feed streams, significantly increasing our flexibility to use more advantaged feeds.

In an uncertain and volatile feed cost environment, having the flexibility to run a wide range of feeds, the ability to react quickly, and the capability to optimize across an integrated chemical and refining site are significant competitive advantages that others can’t easily duplicate.

Disciplined, consistent focus on operational excellence is another competitive advantage. Through rigorous implementation of global systems and processes, our operations are more efficient and improving at a faster rate than industry.

For example, North America steam cracker operating costs are shown in the left chart. From 2003 to 2007, a period of significant upward cost pressure, we have held our costs flat whereas industry costs have gone up by over 30%. Going into this up-cycle, we started with essentially the same unit fixed costs as industry, but we have significantly increased advantage through continued cost discipline and capture of structural improvements.

A significant part of variable operating cost is energy consumption. The chart on the right shows a comparison of our global steam cracker energy performance in red with industry performance in blue. We start from a more efficient base and have been improving at a rate about 70% faster than industry.

Regardless of the industry environment or the part of the business cycle we are in, we maintain a consistent and relentless focus on capturing efficiency improvement to improve long-term competitiveness. A key enabler in capturing this value has been development of proprietary technology, which is also the driver for premium product development.

We increase the value of our assets by producing premium products. These products generate higher margins as they provide better solutions to customer needs than other alternatives. Starting with basic chemical building blocks like ethylene, propylene, butylenes, and higher olefins, we use proprietary process and catalyst technology to convert these molecules into differentiated products for our customers. As a result of our continued technology development in this area, sales of premium products have been growing at a rate faster than our overall growth.

Premium products are not only found in our specialty businesses. A significant portion of premium product growth comes from the commodity sector, where differentiated products retain higher value across the business cycle than standard grades because of their superior properties and value to customers. For example, Enable metallocene polyethylene is part of our fast-growing group of premium products made with our proprietary metallocene catalyst technology.

These catalysts allow our scientists and engineers to tailor commodity product properties to better meet changing customer needs. As a result, metallocene product sales, shown by the red bars, are up more than 65% over the last four years.

While premium products have become an increasingly important part of our portfolio today, we are also investing to significantly increase their contribution in the future. For example, premium products are expected to make up about 50% of production from our new Singapore petrochemical project as we position for increased demand for these high-performing products in Asia.

Now let’s talk more specifically about Asia growth.

As shown by the orange bars, rapid growth of key commodity chemicals in Asia has accounted for over half of global demand growth in the past decade and we expect Asia will account for over 60% of the world’s total growth from 2005 to 2015, with China alone accounting for about one-quarter of total world demand at the end of that period.

To meet this growth a significant shift in trade flow is developing. Significant demand growth in China will be increasingly supplied by product imported from the Middle East, shown by the yellow bars, enabled by low-cost feedstocks.

The yellow stars on the map above show our advantaged position in supplying Asia growth today, with a broader supply base than traditional competitors that includes 3 million tons of ethylene capacity.

In addition we continue to progress significant growth steps, shown by the red stars. Construction ramped up at our joint venture project in Fujian, China, with startup scheduled this year; and at our world-scale integrated complex in Singapore, with startup scheduled for 2011. When complete, these two projects will increase our capacity in the region by 40%.

We also continue to pursue world-scale petrochemical projects in Saudi Arabia and Qatar. The project in Saudi Arabia will add new premium products including synthetic rubber and specialty polymers at our Kemya and Yanpet joint ventures. And, the grassroots project in Qatar would include a world-scale steam cracker, and ethylene derivative units. Both projects capitalize on advantaged feedstocks.

By building world-scale projects with structural advantages, we expect these investments to be competitive across the business cycle and to position the chemical business for future earnings growth and extension of our competitive advantages in the future.

I will conclude with this comparison of return on capital employed. Through superior execution of our business strategies, we have performed better than both our oil competitors and our primary chemical-only competitor, Dow, over this past cycle. As we move into the down-cycle ahead, we expect to remain the industry leader as a result of the advantages highlighted today.

Even though the current business environment remains uncertain, we continue to focus on our long-term investment program. While others pull back, we believe this is a great opportunity to grow our business for the future. As a result, we believe we will be well-positioned to provide a significant contribution to the Corporate results for the future.

And, that concludes my remarks. Thank you for your attention and I will turn it back to David.

David Rosenthal

Thank you, Mike. At this point we would like to take a break. I would like to limit it to about 10 minutes. So if everyone would please plan to be here at about 11:05, we will have some concluding remarks from Rex Tillerson, followed by our Q&A session. Thank you.

BREAK

David Rosenthal

If we have everybody back, at this point I would like to turn the program back over to Rex Tillerson for a few concluding remarks, and then we’ll open it up for Q&A.

Rex Tillerson

Welcome back, and I do want to thank Mark, Don, and Mike for the opening overviews they provided of our Upstream, Downstream, and Chemical business just prior to the break.

I am quite proud of our operations and I’m quite proud of our high-performing integrated portfolio. I trust you all have a better appreciation of how we have positioned ExxonMobil to weather the current economic conditions and continue to be successful in the long-term — at least that’s been our objective in the earlier discussions.

As all of you can well appreciate, at the core of our success is our business model. Any of you that have been around here for a while have seen this before; it’s not rocket science, but it’s pretty important. It’s not changed. Our business model has proven itself time and time again.

By employing this model, we have delivered impressive shareholder value over many years by capturing strong margins in the up-cycle and by outperforming competition in the broader market in the down-cycle. Our disciplined, effective implantation of this model and our superior results are closely linked. The way ExxonMobil utilizes this model and all the associated processes that are part of our global operations provide, in our view, a unique competitive advantage.

Embedded in our business model is our approach to risk management. The risk associated with major energy projects and the day-to-day operations we undertake are considerable. The importance of risk management has been brought back into the market spotlight as a variety of sectors in the global economy have experienced significant challenges stemming from the failure to assess and manage risk effectively.

ExxonMobil is built for managing the financial, technological, market, and operational risks that are inherent to our industry. Our report, The Outlook for Energy, provides a basis for our view of long-term trends and guides our business plans. Long-term planning is fundamental to our approach to risk management.

Our long-term view also guides our commitment to technology. Technology gives us the confidence in our ability to deliver new solutions, to invest in unconventional resources, and to continue to deliver operational excellence. Technology also enables us to operate with less impact on the environment. It is a critical element of risk management.

We have a disciplined approach to our business. You have heard us say many times we don’t get too excited at the peaks, nor do we get too pessimistic or panicked when the cycle turns. Our approach to delivering advantaged returns and our unwavering commitment to a long-term perspective do not change based on near-term fluctuations in commodity prices. Our strong financial position is a testament to that fact.

Our global systems, processes, and functional organization are unique ExxonMobil advantages. Our global organizations enable ExxonMobil to develop best practices and technologies that can be quickly deployed around the world to manage risk. Operational excellence, enduring business controls, and maintaining the high standards in the way in which we conduct our business are hallmarks of ExxonMobil and fundamental to our approach to risk management.

The current business environment is challenging; but for ExxonMobil we are focused on the long-term — long-term business success and long-term growth in shareholder value.

In 2008, our returns were superior to our competitors and the broader market. However, financial results and stock market returns are best viewed over a longer horizon. Viewing returns in a time frame more consistent with our investment horizon is a more appropriate way to gauge performance.

We have generated greater shareholder value than our industry competition and greater value than the broader market over the last 20-year, 10-year, or 5-year time frames. For example, $1,000 invested in ExxonMobil in 1988 would today be worth nearly $14,000, over 2.5 times what the same investment would be worth in the S&P 500 and well ahead of the average of our competitors.

As we look to the future, we remain committed to growing long-term shareholder value. ExxonMobil has positioned itself to handle the opportunities and the challenges that are part of the business cycle.

We are proud to be a leader in providing reliable, affordable energy in a safe, secure, and environmentally responsible way. We are also proud of our ongoing efforts to identify and develop new technology that enables us to be more efficient. ExxonMobil is strong, resilient, and positioned well for the future.

Our portfolio is healthy and we will continue to deliver superior returns. Our global functional organization remains a competitive advantage. We are steadfast in our disciplined approach to our business. Technology leadership has been a defining characteristic of ExxonMobil for many years and through many business cycles.

Our financial flexibility positions us for many outstanding future opportunities. We will not be distracted from our focus on maximizing long-term shareholder value. And finally, I believe that because of these characteristics and the exceptional talents of our employees, ExxonMobil is uniquely positioned for the future.

That concludes my prepared remarks. We will turn the lights up now. I’m going to ask the rest of the management committee to join me up in the front here. We will take your questions.

I would ask that you wait for a microphone. We have a couple of microphones available so that those that are listening on the teleconference or by webcast are able to hear the question. So if we’ll let the other MC members get up here.

QUESTION AND ANSWER

Question 1

A specific question if I could, and then a more general one. We’ve heard the Brazilian sub-salt described as a new Saudi Arabia. Can you comment on that?

Could you further just confirm that it’s not within your current outlook for volumes that simply goes through 2013? And what prospect there is that it might, given that you’ve also highlighted the speed with which you have succeeded in developing resources in the past.

Then if I could also have a more general question, we’ve got a pretty significant step-up in capex in 2009 despite what I guess many of us would expect to be a falling cost environment. Could you just give us a little more granularity on what’s causing that capex step-up? Perhaps by theme. Given that just in terms of, for example the dollar, the stronger dollar, or rig rates or whatever it would be, we would perhaps expect capex to be falling right now. Thanks.

Rex Tillerson

Okay. Well, relative to Brazil, it is not in any of these outlooks that we showed you today relative to volumes.

It is — clearly the sub-salt in Brazil is a significant resource. To say it’s another Saudi Arabia I think mischaracterizes the nature of the resource. It is potentially very large, but it is in very deep water. It’s in very difficult operating environments, a long way from shore. The drilling is difficult, very expensive. So it’s nothing like the Ghawar field.

So the whole development of that resource potential is going to require a combination of some technology improvements, potentially some technology breakthroughs, and probably a different approach to operating that far offshore, something that is this large. So I just want to position it I think carefully in terms of how the resource and its future is viewed.

It is no doubt large. No one knows exactly today yet how large it is, because it is still an actively explored area. But the development of that is going to take place over some period of time.

I think you’ll see some early — probably production system — approaches as you are already seeing with Petrobras in one part of the basin, to just begin to understand this resource better by getting some producing history. So a big resource. It’s going to be a long time frame around how it’s developed and how it’s brought on, a lot of which will obviously be decided by the government of Brazil in terms of how they set policies around the development of the resource as well.

We are pleased to have the position we have there. Very early days though around that resource.

Relative to the capex number that we’ve shown you today of $29 billion; and where are some of the cost changes that are going on, I think it’s important to first understand that a large portion of that capex is in major projects that are already underway. Some of them are completing this year. Some of them are in kind of midphase. So a lot of the components of those projects has already been contracted — long-lead equipment, big turbines, big process vessels.

So those costs are basically plowed in already in an earlier price environment. The ability to go back and do much around those is pretty limited because they are in fabrication in these shops. The same is true of some of the rig cost. Structures are already under contract, so they are in place, particularly the very large, the big deepwater, rigs that have very high spread rates. So your ability to do much this year on those is somewhat limited.

Now having said that, there is a big portion of that cost that is in shorter-term programs. So as the commodity cost of steel, cement, all kinds of components that go into those development activities come down, we will be obviously — and as we mentioned, through the procurement organization and the project organizations — trying to capture as much of that as we can.

It is a change in motion, though, because suppliers also had commitments for a lot of their inventories. That has to be worked off before they’re able to talk about cost savings that they can pass on.

But what I would tell you is we have — obviously we are in very active discussions with all of our suppliers and contractors. Our objective is to work collaboratively with them and work to ensure that they are going to make it through this downturn as well. It’s not in our long-term interest to drive a lot of these folks out of business by hitting them over the head with a hammer just because of the environment we’re in.

So we’re working closely with them, though, setting expectations on what we expect to be able to do with the cost; and ensuring that we are capturing the full amount of what should be on offer to us while still allowing them to maintain a viable business through this bottom of cycle as well.

Question 2

Because of your very strong balance sheet and the down-cycle it’s had, there’s always this question of — is Exxon going to use its strong balance sheet to buy a company? So my question is around M&A.

You noted in one of your slides that the bulk of the remaining resource is in a lot of these countries where the National Oil Companies dominate, which also tends to not necessarily be the places that publicly traded companies that would be these supposed acquisition candidates operate in. You also have a long history of wanting to focus on the best resource, but also to gain access at the lowest possible cost, which also doesn’t usually describe buying publicly traded companies.

I’m just wondering if you could comment on your philosophy of sort of focusing on the opportunities with the National Oil Companies as a partnership versus buying public companies, philosophically. I realize they’re not mutually exclusive, but how you’re thinking about that.

Rex Tillerson

Well, you are exactly right. They are not mutually exclusive and we don’t view them that way. You know, as hopefully we’ve demonstrated, we have got the capacity to do any number of things that we think will deliver good long-term value. And we look at all of those all the time, and we’ve done them in the past, both in terms of partnering with National companies — that is the underpinning of the big Qatar piece of growth that you are seeing and are all well aware of.

So we’re always looking for other large resource owners and National Oil Companies that might be situated where we could bring a lot of value-add. That’s why Qatar worked. That’s why it was so successful, because we were able to demonstrate to the resource owner and the national oil company that we had a lot of value-add that we could bring to that resource. And it has been successfully, I think, proven to be the case.

That’s the approach that we would be looking to replicate elsewhere, is find a place where we can partner with all the things we bring. There are any number of resource owners and National Oil Companies around the globe — just take the map out and look at it — where we think we would have the capability to bring that same kind of success.

That does not preclude then looking at the private sector, at IOCs for opportunities as well. Again as we, I have said before, it’s all about value, valuation of the business enterprise, and a lot about future value.

Obviously picking up someone that has got a declining resource base or is in a situation where they are faced with declining production, where they are out trying to capture additional resources, those aren’t going to do a lot for us unless there are very compelling synergies that can be captured and you can get a lot of value just out of synergies.

So one of the things we obviously look to is what does that company’s future resource development look like? Because that’s where we can bring to bear all these things that we have shown you that we think are differentiating, bring that to bear on a future growing profile, and extract even greater value out of it than they will ever extract for their current shareholders.

Question 3

Two things. I am curious as to your assessment of opportunities in the current acquisition market. Not specifically certainly, but regarding the whole value proposition.

Is this a situation where extraordinary opportunities have been created as a result of the down-cycle or does that not jibe with your views?

The other thing I’d appreciate a response to, I’m curious as to how if at all your longer-term planning assumptions for key elements of the business have changed as a result of the experience over the course of the last several years and the last 12 months in particular.

Rex Tillerson

Well, relative to acquisition opportunities I would characterize the current environment as one that’s very much in a state of change, a state of flux.

A lot of companies I think even themselves are sorting through what this current environment has meant to them, both in terms of their financing capacity on a go-forward basis, some have financing instruments in place that will be rolling over or expiring. The same thing is true of a lot of their commercial activities. So it’s very much in a state of change is what I would say right now.

So I don’t want to say any more than I have said there in terms of that it has not settled, in my view. Doesn’t mean there are not potentially very attractive opportunities out there. But again we’re going to look at those very carefully with some of these criteria I described already and be thoughtful about anything we do.

Relative to our planning basis for the long-term over the last two to three years, not a lot has changed quite frankly. It goes back to that Energy Outlook and that’s why we wanted to take a minute or two and share it with you. I would point all of you back to the report itself and hope you’ll take a minute to just kind of leaf through that, because it really does give you an understanding of why we do what we do and an understanding of the approach we take.

When you look at the fundamentals, the fundamentals have not largely changed over the long-term. Again, we are looking at the next 15, 20, 30 years in terms of how we want to manage the business.

What’s the range of environments we might find ourselves in? The only thing, if anything, we’ve done is we may have widened that out a little bit in recognition of the volatility, because we’ve seen volatility that’s been unprecedented and wanting to ensure that we’re looking far enough to the edges of a possible future.

But again I commented to someone earlier, our objective is we know we can’t hit the sweet spot because we are not that good; so we do have this kind of a range of views about the future. As long as we hit it in the fairway, we will be okay. We will be there on cut day and we will be there on Sunday.

Question 4

Rex, two questions if I could. One, I guess when you’re looking at the current situation with the Russians, that start to see that their production is on the decline, wondering in your discussion with the government, is there any change in attitude in terms of the foreign investment in that country? Are we started to see a more welcoming political environment there?

Also then I’m wondering if you can talk about Iraq. Any change in your opinion about the political environment? Is it an area that now is stable enough there for you guys to consider investment in the near term?

For the second question, is it possible, given the change of the world’s attitude towards the carbon dioxide or the cap and trade seems like it’s going to get implemented in this country, that the development of the alternative energy source will be far faster than what you currently assume in your base plan?

And from a risk management standpoint, does it make sense for you to perhaps deviate from the past, start making some investments, get a foothold in the alternative energy more aggressively than what you previously have been? Thank you.

Rex Tillerson

Relative to Russia, I think at this point — and the declining production — that was foreseen even by their own energy department when they did a study about four years ago now on their production outlook to the year 2010. At that time, their own forecast indicated that their production would roll over and begin to decline in 2010. It has happened about a year to 18 months earlier than even they thought at that time.

I would attribute that to the very high tax environment that they have operated under during these very high prices with their export tax system, which I assume most of you are familiar with. They set an export tax on the crude oil. They look back the past 60 days and, based on prices, they ratchet it up. So basically the Russian producer is left with a fairly fixed margin on their production because the government is taking all of the upside.

The resources that Russia has to manage, both their very mature resources and in their new resources, they do have significant development cost and maintenance cost. That has resulted in a lot of developments not having sufficient revenue for the production to be maintained in existing fields, or to do even some expansion. I think that’s why you’re seeing the roll over come early. They just have been starved of the revenue necessary to undertake that.

In terms of how Russia is dealing with the current environment, I think the jury is still out on that. Clearly they did not see this coming. They hadn’t really thought about I think this kind of an environment. So they are dealing with it in real-time, and it’s not something that they’ve ever had to deal with before. So I think it’s still playing out.

So relative to our business there, of course, our Sakhalin projects, we have continued to try to move those along. Some of the difficulties we’ve had I don’t think are related to the current environment. I think they’re just related to the normal working through the bureaucracy over there.

So I think we just have to wait and see how Russia chooses to deal with this current situation. Because it’s not clear to me yet that they have made any dramatic change in terms of their view around the role for foreign investors.

In Iraq, we have been in discussions with the Iraqis for quite some time, have done some technical studies with them. All we are waiting on is for them to clarify the framework around which they really want to go forward, and it continues to change. It’s changed a couple of times, and it’s under active discussion now as you know with the industry meetings they’ve been having.

So we are actively engaged in the discussions with them, trying to give them our input on what we think would provide the most attractive environment for IOC participation. But they have not I don’t think themselves landed on the final framework for that. So we will wait and see.

The role of alternative energy relative to managing greenhouse gas emissions in my view nothing has really changed. The problem, and there is a great — most of you probably saw this — a great article on the editorial page of the Wall Street Journal today from — I believe it’s Robert Bryce. He describes it about as well as anybody I know could describe it because he puts the metrics around it.

It’s what we’ve been saying for a very long time. It’s not — we don’t oppose alternative energy sources and the development of those. But to hang the future of the country’s energy on those alternatives alone belies reality of their size and scale.

I think even with the President’s goal of saying we’re going to double renewable energy through the stimulus over the next three years, so you double it from 0.5% of your total energy supply to 1%, I mean that’s not — I am not belittling the objective and I hope no one would take it that way. But as he points out in his editorial, we did that. During the last three years of the Bush administration it was doubled. In fact it was more than doubled. The problem is you just start from a very low base.

Your ability to ramp that up — you’re talking about enormous, enormous manufacturing capacity that is not there today; and enormous installation and execution capacity that’s not there today; and an enormous conversion of the consumption of the energy which is not there today.

And it’s largely directed at power generation. I realize you can walk your way all the way over to electric cars and say, well, eventually it gets to transportation. And we agree that over the long-term there will be a greater penetration of hybrid-type, electric-type vehicles. It’s in our Energy Outlook. But again it’s a manufacturing capacity and how quickly consumers can turn their vehicles over. So it’s going to play out over a very, very long time.

So that’s the view we take. We have said in the past we’ve looked at everything that’s on offer today that you could go out and actually invest and deliver energy. And we don’t find any of those to be particularly attractive for our shareholders.

They all rely upon a tax subsidy of some kind. I have said to some people in the Congress if I wanted to kill tax subsidies for those, the thing to do would be ExxonMobil go invest heavily and then Congress would immediately cancel the tax subsidy. Actually what they’d do, they would just cancel it for us. In reality I fear that’s what would happen.

So we are not going to go into investments that are dependent upon the government to provide a tax system to make them viable. So we are continuing to research and evaluate carefully other technologies that are not yet fully developed and looking for where we can bring some know-how or technical capability of our own, and we are going to invest in those.

Whether it’s the complete package of an alternate fuel or whether it’s a component of a future solution, like our battery separator film, that’s where we are looking and that’s how we are playing in that evolving mix of energy futures that you are talking about.

I think the only difference between maybe the way we see it and a lot of others is just the timeline. We just think the timeline is very, very long.

So we’re not going to miss anything. It’s kind of back to hitting it in the fairway; don’t hit it way out there out of bounds and then have to play three strokes to get back in the fairway when this technology moves on to something else in the next 15, 20 years.

Question 5

Thanks, Rex, I’m going to try a couple. In your last quarterly results you maintained your share buyback program at a fairly healthy clip in first quarter. You have described share buybacks as distributions alongside dividends and contrast that with your peers.

Can you give us some feel as to how you see the future in terms of your ability to maintain those distributions and what other uses of cash you might otherwise consider?

My follow-up is I want to go back to question on Brazil. There aren’t too many things can move the needle for ExxonMobil. But I think in the past you have said that Block BM-S-22 was your biggest prospect in the portfolio. But outside of that you still have a relatively limited exposure.

Given the technological challenges, the strength of your balance sheet and so on, is there another route to you expanding your position there? To the extent you can, any consistency with what you’ve found compared to what’s going on elsewhere in the region? Some color would be appreciated, thanks.

Rex Tillerson

Well, the rate of share buybacks as we’ve said many times is the flywheel we use to manage the excess cash. So I think you can kind of run some numbers yourself in terms of pick a price for 2009, what does ExxonMobil’s cash flow look like? You know what our dividend is running. We have told you what the capex number is. And that will tell you what the flywheel looks like around share repurchases.

Because as we’ve said, we are going to adjust the rate of share repurchases to manage the excess cash that is on our balance sheet and maintain the flexibility for anything we might be thinking about in the future. So I think you can expect to see adjustments to the rate of share repurchases based on that cash flow.

That’s what we did on the way up, and so if it’s coming down, you can expect the same thing. I don’t want to give you any specific guidance at this point, but that shouldn’t surprise anyone. You know, that’s the way we’ve managed it now for quite some time.

Relative to our exposure, I guess I would take issue with your characterization of our limited exposure. I think as Mark showed you on his slide in exploration, we are exposed to some very large basin new play opportunities. They are very high risk.

So was the Brazil sub-salt basin when we entered it. No wells had been drilled in it. It was high risk. Most people had not seen it ahead of time. The people that were in the blocks that are there got in those blocks for the post-salt. They were looking at more conventional type of deposits.

We saw the pre-salt potential and managed to get into that Block BM-S-22 at a very, very low entry cost because no one else saw the pre-salt.

So that’s what we’re doing in a lot of these large basins around the world. The Greenland acreage we talked about, some of the stuff in New Zealand. You can just look at that map where all of those new play areas are located. They all have very large potential if the play works.

They are very high risk. The geologic chance of success on them are very low. But we are exposed to several and we just need to find one or two that work, and you’ve got a very significant new area to work in again, just like Brazil potentially could be for us.

So that’s the approach and that’s — we have added a lot of acreage as you saw in Mark’s chart in terms of the acreage growth. We have really rebuilt our acreage inventory over the last three years. As we drew it down post-merger, following the merger, we did a lot of sifting through of the combined acreage. We let a lot of things go. We farmed out a lot of things, got out of things if we didn’t particularly like the prospectivity, and then turned our attention to new play concepts.

And that’s what you are seeing now. Out of the results of that is a growing acreage rebuild over the last three years and still very actively going on, I would tell you, this year.

So I think we have a broad exposure geographically again and we also have a broad exposure to different resource and play types. So it’s not just one play type times 10. It’s 10 different play types. If one or two of them work, that will be a great significant, material area for us to add to the portfolio in the future.

Question 6

Thank you, Rex. In the past, ExxonMobil has been very consistent about the commitment to equity participation in resource plays as opportunities have presented themselves. In the current environment there’s a new competitor out there in China, as we’ve seen the deals with Brazil and Rosneft recently.

Particularly as it pertains to Iraq and the possibility that there may not be equity participation allowed in there, how flexible are you willing to be with the business model to gain access to a resource like that?

Rex Tillerson

Well, again equity participation is our preferred way in which to join in the venture. It keeps everyone’s interests more closely aligned because we all have the same stake in terms of that resource and how to make it perform very well.

To the extent that we can incorporate the same kind of alignment mechanisms within an agreement — and a services contract doesn’t do that, because we get misaligned. If we can incorporate the same mechanisms where both the resource owner and we — and the NOC if they are participating — are all working for the same thing, so there is not misalignment because of how we share in the rewards, then I think we would look at that very carefully.

We are looking ourselves as to how could we structure deals to achieve that. So I would not say anything is a deal-killer, walk-away. But it needs to incorporate those very important elements. Otherwise our opportunity and ability to deliver the full value of what we can bring will be hampered. And then the resource owner is not happy and we are not going to be happy. So we intend to enter these things with the objective of it being very successful for everyone, and that is the objective.

So we’re looking at the Iraq situation in particular. That’s a lot of the input we are giving them — is around how to achieve those kinds of things. So fundamentally we still prefer equity participation. To depart from that introduces a lot of challenges to ensure everybody stays well aligned.

Question 7

Thanks. You talked already about the administration’s proposal around greenhouse gases and cap and trade. Can you talk a little bit about some of the proposals that have been outlined on taxation? Specifically, seems to be a move towards targeting foreign income of U.S. multinationals, and how that would impact Exxon.

As an extension of that, do you need to be a U.S. corporation if the tax terms become punitive and put you at a disadvantage to some of your competitor IOCs?

As a quick follow-on on specific projects, I seem to interpret your body language around BM-S-22 and based on the preliminary results you have had from the first well as being somewhat positive. Is that a fair interpretation?

Then finally, can you give us an update on Natuna in Indonesia, where you are with that? Thank you.

Rex Tillerson

Let me take those in reverse order. In terms of Natuna we continue to be in discussions with the government of Indonesia around how to see that resource development go forward. We continue to take the view that our PSC rights are intact and in force.

We have had very good, active discussions with both Pertamina and the government of Indonesia around how do we achieve their objectives. That’s all I would say about them at this point. The discussions are ongoing.

Relative to Brazil, I don’t want to lean left or right on it. It’s just too early. We have one well. We filed the required regulatory notices with the ANP, the regulatory authorities in Brazil, which was a requirement to notify them that we have encountered hydrocarbons in the well.

We are now going to drill a second well to help us better understand the block that we have. Obviously Petrobras is a partner in that block with us along with Hess, and so they too are very interested in getting the second well so we have a better understanding of not just our block, but gives them a more complete understanding of the whole basin.

So I just — I want to be very careful around this, because I know it is such a huge potential resource and we just — we’re not going to lean one way or the other until we are confident of what we want to say about it.

On U.S. tax policy that’s being debated and has been debated in the past, obviously none of that is positive for us. It’s not positive for U.S. companies, particularly changes to the foreign tax system which would put us at a competitive disadvantage with non-U.S. oil companies.

That’s not, in my view — and I’ve expressed this — that is not in the interest of the United States or the U.S. consumer from an energy security standpoint. We have domestic issues which we should deal with to improve our energy security; but it’s also very important that American companies stay actively engaged in resource development, production, and supply around the world. So any steps that the U.S. government takes that makes it more difficult for U.S. companies to do that in my view is in no way consistent with a policy to enhance energy security for the United States consumer.

So we are going to be actively talking to people about those issues. We will see how receptive of an audience we get.

Question 8

Thank you. I noted the absence of the Golden Pass terminal on the list of 2009 project startups. I was hoping you would address the time frame for the startup of that project.

Then to expand the question, could you comment on your expectations for the volume of LNG that you will land in the U.S. market in 2009 and 2010, and the other options you have for landing those volumes outside of Golden Pass?

Rex Tillerson

I’m going to let Mark Albers answer both of those questions for you since he’s got most of those details in his head. So Mark, if you want to address both the Qatargas startup and then the U.S. LNG supply outlook.

Mark Albers

Yes, on Golden Pass, of course we had the impact of Hurricane Ike, so we’ve been in the process over the last several months of assessing that impact and how long it was going to take to get the terminal back up and running. We are making good progress on the tankage, pipelines. We’re in the process now of looking at some of the long-lead items, and that’s why we’ve risked it out of this outlook. It looks that it’s more likely to start up in 2010 than by year-end.

One of the strengths of the Company is that we do look very, very rigorously country by country, market by market, assessing the strengths of various markets and the various opportunities that we have with our Qatar LNG. As I was sharing with you, it is going to be the lowest unit cost development and supply on the market. And with the large trains and large ships we’re going to be able to deliver that gas to whichever market is most attractive at the time. We have diversion capability to go to Europe, Asia Pacific, or the U.S.

We are actively watching the U.S. market. We do think, as Rex shared with you, long-term there’s going to continue to be demand for natural gas in this country. So we think given the long-term view we take on our investments, 20, 30 years, that it’s going to be important to have supply sources coming into the U.S.

We are well-positioned at Golden Pass. We have access to a number of pipeline takeaway points there at Golden Pass. Of course as you know we are also looking at the potential for a terminal, BlueOcean, off of the coast of New Jersey, to access those markets as well.

Question 9

Rex, two completely unrelated things, one of which I admittedly know next to nothing about. First, I think you recently disclosed that you intend on making a $4.6 billion contribution to pension in 2009. Can either you, or maybe Don, give us some clarity as to under what circumstances — given where we are let’s say just today — that would be something that would have to continue at close to that rate going forward? Whether it’s a one-shot thing? Put some parameters around it if you possibly could.

The second one relates to the refining side. I guess I’m a little bit surprised by the fact that you have announced just fairly recently the large investment program in the ULSD capacity at three of your premier facilities. Surprised by the fact that I think you were amongst the first to talk to us and talk to others about the shifting nature of the demand curve globally going in favor of diesel.

In other words, there seems to be a bit of a disconnect if only from a timing standpoint. I would’ve expected a committed to such projects a lot earlier on, perhaps more in conjunction with the timing of the investment programs of others. Maybe you could elaborate on that.

Rex Tillerson

Okay, let me let Don address the pension contribution question; and then I’m going to ask Mike to talk about the diesel investment and the timing of it. The only comment I would make around that is as I said we are never trying to hit the sweet spot. I think our diesel investments are well timed given the demand outlook that we see today and relative to other activities that were underway, if you will think back.

We’ve had a very active investment program in the refining circuit to produce — to meet the fuel specifications requirements on motor gasoline, and then to meet the first stage of low-sulfur diesel and ultralow sulfur diesel requirements. So what you are seeing I think is this is kind of a natural progression now to first take the capacity we had to meet those requirements and then look at — is there opportunity for value additions within the refining circuit based on the trends we see? That’s just a broader comment. But Don, why don’t you –

Don Humphreys

Sure, just maybe a bit of background on our pensions and pension planning process. We have over time been 75% equity, 25% fixed income people as we look at those investments for our employees. We look at it as an obligation to our employees that we honor under any terms. So that’s extremely important to us.

We are indexers basically in our equity side of that when we go out and hire managers or do in-house work to manage that.

Under the Pension Protection Act of 2006, every company that has a defined benefit plan like we have, which we consider to be a competitive advantage for our employees, is required to meet certain funding requirements. The way that you calculate the obligation is fairly arcane and defined by the Act. Our obligation for this year is about $10 billion. We have about $6 billion on the asset side in our U.S. plan, and so we will be doing some funding later this year.

Likewise, overseas we also have funding obligations. It varies by country. We have about $1.6 billion that we will be funding over there.

Whether or not it’s ongoing every year or not, is something we’ll just have to see depending on the performance of the portfolio as well as what the actuaries tell us each year in terms of the number of people, their salary increases, their age, how many are taking lump sums and all those kind of things. So we actively look at that all the time.

We also — the other thing I guess I would add is we look at that asset allocation all the time, just like a lot of you folks do in the funds that you manage. So we are constantly looking at the asset allocation and thinking about that on a go-forward basis as well.

Question 9 – follow-up

Question inaudible to transcriber due to speaker not utilizing microphone.

ExxonMobil summary of question: Question was a follow-up to the pension question about possible future contributions to pension fund.

Don Humphreys

Potentially, potentially it could be carryover. Potentially. If the market continues.

Rex Tillerson

It just depends on what the market does and how the — it’s just like anyone else’s portfolio.…how it performs.

Don Humphreys

Yes, and the other thing will be whether we make a decision as we do our asset allocation of whether we should have more fixed income or keep our mix the same.

Rex Tillerson

You make the calculation every year under the regulation and then you meet the funding obligations by law. There is a phase-in period as you probably know under the 2006 Act, and so we will meet the funding obligations within that phase-in period.

So it’s hard to say. The market turns around, we may or may not have to do anything next year.

Let’s see. Mike, on the refining question?

Mike Dolan

Yes, the question was on low-sulfur diesel and timing of the investment. So if you look at how this low-sulfur diesel product spec rolls out around the world, it starts in the developed countries and moves to the developing nations.

The first tranche that we saw here in the United States for example was in ‘06 and that was on-road diesel. What’s coming in mid ‘10 is off-road diesel. So as we look for example at our investment plan here in the United States, we did what we had to do with some modest investments to meet the ‘06 requirement. But we still have the off-road diesel at 500 parts per million.

In the meantime we have developed some new catalysts. We’ve been able to optimize some things and now we’re deploying as we said in Baytown and Baton Rouge a capital investment to help us meet the requirement across the off-road as well as the on-road diesel. Off-road being a much more significant part as you can imagine in America.

Similarly around the world, if you think about these investments they typically are not investments that are high-return investments. We are doing it to meet a specification. We try to do it in a more efficient way than the competition. We try to get some come-along benefits in energy efficiency or in production capacity, as we have with these, to make them at least have a reasonable return. Sometimes that takes time to just optimize.

So we’ve pushed off some of the big investments, so it’s just-in-time with when the market needs the product. It’s given us time to optimize and do a little better job with some catalyst technologies and things.

We will see some more of these investments. We mentioned Antwerp. Asia is coming. There’s a lot of discussion right now about what year some of those regulations will hit in terms of sulfur in various products in Asia.

But we will continue to see these things play out, and they tend to come in chunks. They tend not to be all at once. We had this on-road, off-road; we had gasoline at a different time than diesel.

So you will see the investments will come out, and our approach is to take the time to do it right and to get the investments in place in time to meet the requirements. But there’s not a lot of money being made typically in doing it way ahead of time.

Question 10

Thanks. You mentioned that you wanted to position for long-term growth in gas and power markets. The question is, do you want your unconventional gas resource and project inventory, would you like to get that significantly larger than it is right now? Or do you have enough between Qatar, Horn River, and Piceance to position yourself for that opportunity?

Rex Tillerson

Well, we don’t really look at saying it needs to be this size or that size. We just look at the resource opportunity and make a judgment of whether we think that has the potential to deliver good value over time.

So the unconventional gas position, if I can call it that, that you’ve seen us take with the acreage acquisitions up in Canada at the Horn River as well as in Europe and other places is really very much around the fundamentals of — is this a quality resource? Do we see the ability, the opportunity through some of our technology and execution capabilities to generate an acceptable return on that?

Looking out far out into the future — because most of these things are very long-term in that nature. They’re long-term in terms of how quickly you develop them and then they produce with fairly long flat-tail profiles. Once you get over the IP, then they come down and they just kind of produce at almost a fairly constant rate for many years.

So it’s back to what does our Energy Outlook view? What is our view around the demand for natural gas? In that Outlook, if you go into it, clearly we anticipate that natural gas will grow much faster than oil or coal. So we see a pretty healthy demand out there in the future for natural gas globally, but even here in North America.

So it’s really an opportunity-by-opportunity assessment as opposed to a strategic move that says we’ve got to go get this size of unconventional gas. It’s very much around — we like this resource; we like its location; we like the ability to develop it; we like the time frame. We’re able to acquire it, secure it, hold it for a very long time while we keep chipping away at the cost and the technology. Things that would help us improve the performance of that.

Question 11

I wanted to know if you could just comment broadly on the global financial crisis as it relates to Exxon, maybe touch on governments. For example, are they calling you for more capital? Suppliers, are you really concerned about bankruptcy there? What do you do if that happens?

Even banks. I mean, their counterparty risk has soared. So how are you doing with the financial markets and that kind of thing? Thank you.

Rex Tillerson

Well, in terms of our relationships with host governments, I think very much along the lines of what I commented on Russia earlier. That’s kind of the situation globally that I think we are experiencing in conversations with host governments, is they’re still sorting through what this means as well.

It’s a fairly recent event. It’s a fairly dramatic event. I think they’re having a lot of internal discussions of their own over — are we going back to $200 oil and the golden age of whatever? Or are we here for a long time? Or are we — have we returned to the 1990s?

So what I have seen is a lot of governments are having those kind of discussions. And until they come to some conclusion of their own, they are not right now positioned to want to talk about doing things much different than we have been doing them. So I would just characterize it broadly that way.

I think that’s very sensible, as well, that they take — that they need to think about this for themselves. Because it could mean some policy shifts from what they’ve done in the past.

Our engagement with them is just to share our perspectives from our Energy Outlooks and share our perspectives on what we know from having been through this many, many times over 100 years. How things have played out in the past.

And they are very interested in what we have to offer in terms of our views around that, as they struggle with coming to grips with — what does this mean for them? And it is very different; it’s very country by country, because they all have different challenges, different needs, different ways in which they’re able to deal with it.

Relative to the financial markets, I think probably the biggest challenges we’ve had has been making sure all the cash is there every morning. I tell Don he has to count every dollar before he goes to bed at night, and he tells me he does.

But obviously we had to make a lot of moves, fairly significant moves, very quickly as this whole situation unfolded last year to protect the cash. And we have protected the cash. We are earning a return on the cash, doing better than I thought we’d do. But we had to move very quickly in terms of where we place that cash. The cash placement has changed dramatically over the last 12 months. That’s been one of the biggest challenges.

Don, I think mentioned, gave you one metric on credit risk, and I really — our organization, our treasurer’s organization, our credit organization has done a magnificent job of getting ahead of the credit risk exposure we have throughout the business from Upstream all the way through Chemicals. As a result we have had de minimis — I mean, we are talking about very, very small credit defaults around any of our businesses, because we started ratcheting the credit exposure down way ahead of the curve, as we began to get concerned.

So our exposure is very, very low to any kind of credit defaults, which is again a tribute, I think the organization’s intuitiveness and the processes they used to monitor what’s going on out there in the marketplace.

Don Humphreys

Maybe just one add-on that that I would mention; I know you guys are all doing this too. We started looking at people’s credit default swap spreads 18 months ago. It’s pretty indicative of the kind of problems that you can discern by doing that. So that was a wise decision.

Rex Tillerson

One last question, unless we answered them all.

Question 12

Just to follow up on that last question, it seems like a lot of the U.S. independents have hedged their production for the next couple of years. Do you see any potential credit risk or impact on prices from those hedges that the independents may have placed on the U.S. gas market over the next couple of years?

Rex Tillerson

Well, there’s probably risk to themselves and their counterparties as those roll off. We monitor as best the data that is available what that market looks like, because it gives us some sense of what the near-term price performance might be and the actions people might take.

So I think, yes, there’s a lot of risk out there right now, I think, for any number of parties around the performance of those mechanisms from a risk management standpoint, both counterparty risk and as they roll off. You know; what now?

Question 12 – follow-up

(inaudible) how big that risk is and where you think some of the main counterparty risk may be?

Rex Tillerson

Well, I don’t have the number off the top of my head there, so I don’t want to — I have a number but I’m not sure it’s the right one in terms of what’s the total. When we looked at a group, a fairly large group, of industry participants who use these programs in a significant way, there is a very large exposure in terms of people that have these mechanisms in place.

I don’t mean that in a negative way. It’s just that there’s a big number out there. And if everybody performs, counterparties perform, then people will be fine. They will be challenged when those roll over then, as to what to do with the next period of time.

But it’s still a fairly significant number out there; and obviously some companies have used that very actively to help them manage their cash needs. So we’ll see how that plays out as these things begin rolling over.

Well, again I thank all of you for joining us today. We appreciate your questions and the time you take to be here. Have a successful 2009. We are sure going to try to.